                                                      Rules 424(b)(3) and 424(c)
                                                      Registration No. 333-13133

PROSPECTUS SUPPLEMENT
TO PROSPECTUS SUPPLEMENT DATED APRIL 11, 1997
TO PROSPECTUS DATED OCTOBER 9, 1996

                                     [LOGO]

    U.S. Office Products (the "Company") has prepared this Prospectus Supplement to update the Company's Prospectus Supplement dated April 11, 1997 to the Prospectus dated October 9, 1996, covering 37,651,948 shares of the Company's common stock, $.001 par value ("Common Stock").

    From its founding through May 16, 1997, the Company completed 166 acquisitions. Most recently, these acquisitions included two businesses in the computer network services market, one business in the office supplies market, one business in the forms management market, four businesses in the corporate travel market, and one business in the office furniture market, including Data Business Forms Limited, United Envelope, Inc. and Huxley Envelope Corporation which were acquired on April 26, 1997.

    In addition, on May 22, 1997, the Company signed a definitive agreement (the "Agreement") to acquire Mail Boxes Etc. ("MBE"). The Company will exchange one share of its Common Stock for each share of outstanding MBE common stock in the transaction, subject to adjustment in certain circumstances. As of May 21, 1997, MBE had approximately 11.3 million shares of common stock outstanding. The Company will also convert MBE employee stock options relating to approximately
1.3 million shares into options to purchase shares of the Company's Common Stock. The closing price of the Company's Common Stock on May 21, 1997 was $24.50. The transaction, which will be accounted for under the pooling-of-interests method of accounting, is subject to the approval of the shareholders of MBE and other conditions described in the Agreement.

    MBE is the world's largest franchisor of business communication and postal service centers with more than 3,300 centers operating worldwide. Currently, the franchisees sell over $1.3 billion in products and services to their customer base. These products and services include packing and shipping, photocopying, faxing, mail receiving services, office supplies and other related services. The franchisees also service large corporations requiring a national distribution system to dispense a variety of services to their customers and field-based employees and have an installed base of nearly 400,000-plus postal box holders at their facilities worldwide.

    Under the terms of the Agreement, the Company will exchange one share of its stock for each share of MBE stock in the transaction if the average Company share price remains between $23.00 and $29.00 during the 20 trading days ending two days prior to MBE's shareholder meeting, provided that the closing of the merger occurs within five business days of such meeting. If the average Company share price during such 20-day trading period is above $29.00, MBE shareholders will receive a fraction of a share of Company stock with a value of $29.00. There is no adjustment in the exchange rate if the average trading price of the Company's Common Stock during the 20-day trading period is less than $23.00. In such event, MBE may, however, terminate the Agreement unless the Company, within three days after receipt of written notice from MBE of MBE's intention to so terminate, shall have elected to adjust its exchange rate to be equal to the quotient of $23.00 divided by the Company average trading price during the 20-day trading period ending two days prior to MBE's shareholder meeting, provided that the closing of the merger occurs within five business days of such meeting.

    Simultaneously with the execution of the Agreement, certain of the major stockholders (and their affiliates) of MBE owning approximately 34% of MBE's outstanding shares delivered letters, dated May 22, 1997 (the "Letter Agreements"), to the Company pursuant to which such parties, among other things,
(i) agreed to vote or cause to be voted the shares of MBE common stock owned or controlled by them in favor of the transaction, (ii) appointed the Company as proxy for and on behalf of them to vote their shares of MBE common stock for the transaction, and (iii) agreed not to sell, transfer, pledge or otherwise dispose of any of their shares of MBE common stock or any interest therein without the consent of the Company. The Letter Agreements were executed by Michael Dooling, MBE's Chairman of the Board, Anthony W. DeSio, MBE's Vice Chairman of the Board and Chief Executive Officer, and United Parcel Service of America, Inc.

    The following financial statements related to the Company and to certain of the acquisitions described above are included as part of this Prospectus
Supplement: (i) the Company's unaudited pro forma combined financial information as of January 25, 1997 and for each of the years ended April 30, 1996, 1995, and 1994 and for the nine months ended January 25, 1997 and January 31, 1996; (ii) the financial statements of Data Business Forms Limited as of December 31, 1996 and March 31, 1997 (unaudited) and for the year ended December 31, 1996 and for the three months ended March 31, 1997 and 1996 (unaudited); (iii) the financial statements of United Envelope Co., Inc. and its affiliate, Rex Envelope Co., Inc., as of December 31, 1996 and March 31, 1997 and 1996 (unaudited) and for the year ended December 31, 1996 and for the three months ended March 31, 1997 and 1996 (unaudited); and (iv) the financial statements of Huxley Envelope Corporation as of December 31, 1996 and March 31, 1997 (unaudited) and for the year ended December 31, 1996 and for the three months ended March 31, 1997 and 1996 (unaudited). In addition, the financial statements of Mail Boxes Etc. as of April 30, 1996 and 1995 and for the years ended April 30, 1996, 1995 and 1994 and as of January 31, 1997 and for the nine months ended January 31, 1997 (unaudited) are incorporated by reference herein from the report on Form 10-K of Mail Boxes Etc. for the fiscal year ended April 30, 1996 and the report on Form 10-Q of Mail Boxes Etc. for the interim period ended January 31, 1997 (File
No. 0-14821) and attached as an exhibit to this Prospectus Supplement.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 29, 1997.

                          U.S. OFFICE PRODUCTS COMPANY

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

    The unaudited pro forma financial statements give effect to, where applicable, acquisitions completed through May 16, 1997 and the pending acquisition of Mail Boxes Etc. The unaudited pro forma combined balance sheet gives effect to the 27 businesses acquired by the Company after January 25, 1997 (the "Fiscal 1997 Post 3rd Quarter Acquisitions") and the pending acquisition of Mail Boxes Etc. (the "Fiscal 1998 Pending Acquisition"), as if all such acquisitions had occurred as of the Company's most recent balance sheet date, January 25, 1997.

    The pro forma combined statement of income for the year ended April 30, 1996 gives effect to (i) the 26 acquisitions completed during fiscal 1996 which were business combinations accounted for under the purchase method of accounting (the "Fiscal 1996 Purchased Companies") as if all such acquisitions had been made on May 1, 1995; (ii) the 77 acquisitions completed during fiscal 1997 which were business combinations accounted for under the purchase method of accounting (the "Fiscal 1997 Purchased Companies") as if all such acquisitions had been made on May 1, 1995; (iii) the 10 acquisitions completed after January 25, 1997 which were combinations accounted for under the pooling-of-interests method of accounting as if all such acquisitions had been made on May 1, 1995 (the "Fiscal 1997 Post 3rd Quarter Pooled Companies", which together with the Fiscal 1997 Purchased Companies are referred to as the "Fiscal 1997 Completed Acquisitions"); (iv) the Fiscal 1998 Pending Acquisition to be accounted for under the pooling-of-interests method of accounting, as if such acquisition had been made on May 1, 1995;
(v) the sales by the Company in February and March 1996 (the "February Offerings") of 5,543,045 shares of Common Stock and 5 1/2% Convertible Subordinated Notes due 2001 (the "February Notes") in the principal amount of $143.75 million as if such sales had been made on May 1, 1995; (vi) the sales by the Company of 5 1/2% Convertible Subordinated Notes due 2003 in May and June 1996 (the "May Notes") in the principal amount of $230 million as if such sales had been made on May 1, 1995; (vii) the sale by the Company in September 1996 (the "September Stock Sale") of 1,250,000 shares of the Common Stock as if such sale had been made on May 1, 1995; and (viii) the sales by the Company in February and March 1997 of 8,682,331 shares of Common Stock as if such sales had been made on May 1, 1995.

    The historical financial statements of the Company for the nine month periods ended January 25, 1997 and January 31, 1996 and the fiscal year ended April 30, 1996 give retroactive effect to the results of the 30 companies acquired by the Company during the nine months ended January 25, 1997 and the 14 companies acquired during fiscal 1996 which were business combinations accounted for under the pooling-of-interests method of accounting. The historical financial statements of the Company for the fiscal years ended April 30, 1995 and 1994 give retroactive effect to the results of 23 of the companies acquired by the Company during the nine months ended January 25, 1997 and the 14 companies acquired during fiscal 1996 which were business combinations accounted for under the pooling-of-interests method of accounting. (Seven of the companies acquired by the Company during the nine months ended January 25, 1997, which were business combinations accounted for under the pooling-of-interests method of accounting, were not included in the historical financial statements of the Company for the fiscal years ended April 30, 1995 and 1994 because they were considered to be individually insignificant (the "Insignificant Companies")).

    The pro forma combined statement of income for the year ended April 30, 1996 includes (i) the audited financial statements of the Company for the year ended April 30, 1996; (ii) the unaudited financial information of the Fiscal 1996 Purchased Companies for the period from May 1, 1995 to the consummation date; (iii) the unaudited financial information for the Fiscal 1997 Purchased Companies for the most recently completed fiscal year, except that unaudited financial information for the year ended April 30, 1996 is included for each such acquisition where the entity's fiscal year end is not within 93 days of the Company's year end; (iv) the unaudited financial information of the Fiscal 1997 Post 3rd Quarter Pooled Companies for the most recently completed fiscal year; and (v) the audited financial statements of the Fiscal 1998 Pending Acquisition for the year ended April 30, 1996.

                          U.S. OFFICE PRODUCTS COMPANY

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

    The pro forma combined statement of income for the nine months ended January 25, 1997 includes the unaudited financial information of the Company and gives effect to (i) the 77 acquisitions completed during fiscal 1997 accounted for under the purchase method of accounting for the period May 1, 1996 to the consummation date; (ii) the 10 acquisitions completed after January 25, 1997 which were combinations accounted for under the pooling-of-interests method of accounting as if all such acquisitions had been made on May 1, 1996; and (iii) the unaudited financial information of the Fiscal 1998 Pending Acquisition as if made on May 1, 1996.

    The pro forma combined statement of income for the nine months ended January 31, 1996 includes the unaudited financial information of the Company and gives effect to the Fiscal 1996 Purchased Companies, the Fiscal 1997 Completed Acquisitions and the Fiscal 1998 Pending Acquisition, as if all such acquisitions had been made on May 1, 1995.

    The pro forma combined statement of income for the years ended April 30, 1995 and 1994 includes the historical financial information of the Company and gives effect to the Insignificant Companies, the Fiscal 1997 Post 3rd Quarter Pooled Companies and the Fiscal 1998 Pending Aacquisition as if all such acquisitions had been made on May 1, 1993.

    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent the results that the Company would have obtained had the transactions which are the subject of pro forma adjustments occurred at the beginning of the period, as assumed, or the future results of the Company. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this report and in other reports filed by the Company.

                                   U.S. OFFICE PRODUCTS COMPANY
                                 PRO-FORMA COMBINED BALANCE SHEET
                                        January 25, 1997
                                            (000's)

                                       --------------------------------------------------------------------------------------------
                                                               FISCAL YEAR
                                    U.S. OFFICE      1997         1998                                 PRO FORMA
                                      PRODUCTS    COMPLETED      PENDING      PRO FORMA                 OFFERING       PRO FORMA
                                      COMPANY    ACQUISITIONS  ACQUISITION   ADJUSTMENTS    SUBTOTAL    ADJUSTMENTS     COMBINED
                                    -----------  ------------  -----------  -------------  ----------  -------------  ------------
      ASSETS

Current assets:
  Cash and cash equivalents.......... $ 56,462     $   4,451    $  4,659     $ (7,448)(a)  $    --     $ 275,522 (b)  $    --
                                                                              (58,124)(a)               (275,522)(b)
  Short term investments.............                             25,386      (25,386)(a)
  Restricted cash-franchisee deposits                              1,726                        1,726                      1,726
  Accounts receivable................  336,434        57,588       6,105          --          400,127                    400,127
  Lease receivable...................   30,442                                                 30,442                     30,442
  Inventory..........................  250,795        30,240         698          --          281,733                    281,733
  Prepaid and other current
   assets..........................     52,831         2,538      13,231          --           68,600                     68,600
                                    -----------  ------------  -----------  -------------   ---------  -------------  -----------
    Total current assets...........    726,964        94,817      51,805      (90,958)        782,628       --           782,628

Property and equipment, net........    202,678        30,743       5,110         --           238,531                    238,531
Intangible assets, net.............    585,841         6,432         398       21,356 (a)     614,027                    614,027
Lease receivables..................     44,423                     6,449                       50,872                     50,872
Other assets, including equity
  investments......................     68,401         9,547      19,455         --            97,403                     97,403
                                    -----------  ------------  -----------  -------------  ----------  -------------  -----------
    Total assets................... $1,628,307     $ 141,539   $  83,217     $(69,602)     $1,783,461  $    --        $1,783,461
                                    -----------  ------------  -----------  -------------   ---------  -------------  -----------
                                    -----------  ------------  -----------  -------------   ---------  -------------  -----------
LIABILITIES AND STOCKHOLDERS'
EQUITY

Current liabilities
  Short-term debt...................$  367,225     $  21,476    $   --        (60,463)(a)  $  328,238  $(275,522)(b)      52,716
  Accounts payable..................   172,555        25,372       1,104         --           199,031                    199,031
  Accrued compensation..............    38,966         3,679        --           --            42,645                     42,645
  Other accrued liabilities.........    69,342        15,621      10,583         --            95,546                     95,546
                                    -----------  ------------  -----------  -------------  ----------  -------------  ------------
Total current liabilities.......       648,088        66,148      11,687      (60,463)        665,460     (275,522)      389,938

Long-term debt......................   389,453        23,047       4,023      (23,047)(a)     393,476                    393,476

Notes payable to related parties....                                                             --                         --
Deferred income taxes...............     7,633         5,221        --           --            12,854                     12,854
Other long -term liabilities........     6,106           563        --           --             6,669                      6,669
                                    -----------  ------------  -----------  -------------  ----------  -------------  ------------
    Total liabilities............... 1,051,280        94,979      15,710      (83,510)      1,078,459   (275,522)        802,937

Minority Interest...................     4,941         --           --           --             4,941                      4,941

Stockholders' equity
  Common stock......................        51        13,050      15,931      (28,960)(a)          72          9 (b)          81
  Additional paid-in capital........   496,189         2,457        --         48,468 (a)     547,114    275,513 (b)     822,627

  Cumulative Translation Adjustment.    (3,772)        --           --           --           (3,772)                     (3,772)
  Retained earnings.................    79,618        25,453      51,576         --           156,647                    156,647
Equity of Purchased Companies.......                   5,600        --         (5,600)(a)       --                         --
                                    -----------  ------------  -----------  -------------  ----------  -------------  ------------
  Total stockholders' equity........   572,086        46,560      67,507       13,908         700,061    275,522         975,583
                                    -----------  ------------  -----------  -------------  ----------  -------------  ------------
  Total liabilities and
   stockholders' equity...........  $1,628,307     $ 141,539    $ 83,217     $(69,602)     $1,783,461  $    --        $1,783,461
                                    -----------  ------------  -----------  -------------  ----------  -------------  ------------
                                    -----------  ------------  -----------  -------------  ----------  -------------  ------------

     See accompanying notes to the pro forma combined financial statements.

                       U.S. Office Products Company
                 Pro-Forma Combined Statement of Income
                For the nine months ended January 25, 1997
                               (000's)
                             (Unaudited)

                          ----------------------------------------------------------------------------------------------------
                                                     FISCAL YEAR
                                              ---------------------------
                             U.S. OFFICE         1997            1998                                  PRO FORMA
                              PRODUCTS         COMPLETED        PENDING      PRO FORMA                   OFFERING     PRO FORMA
                              COMPANY         ACQUISITIONS    ACQUISITION    ADJUSTMENTS   SUBTOTAL     ADJUSTMENTS   COMBINED
                           ----------------   ------------    -----------     -----------  ------------  -----------  ----------

Revenues                    $ 1,807,652          $ 624,990      $ 50,665                   2,483,307                  2,483,307
Cost of revenues              1,295,249            442,956        26,818                   1,765,023                  1,765,023
                            ---------------      ----------   ------------    -----------  ----------      --------    ----------
  Gross profit                  512,403            182,034        23,847         --          718,284         --         718,284

Selling, general and
  administrative expenses       418,516            157,920        11,100      2,147   (c) $  581,887                    581,887
                                                                             (7,796)  (d)
Litigation settlement
  expenses incurred by
  Mail Boxes Etc.                                                  5,000                       5,000                      5,000
Nonrecurring acquisition
  costs                          10,957             --              --      (10,957)  (e)      --                        --
Nonrecurring
  restructuring costs                               --              --                         --                        --
Discontinuation of
  printing division at
  subsidiary                                        --              --                         --                        --
                            ---------------      ----------    ---------   ---------     ----------    --------     ----------
     Operating income            82,930             24,114         7,747     16,606          131,397      --            131,397




Other (income) expense:
 Interest expense                32,083              6,761          --       (3,162)  (f)     35,682    (14,103)  (l)    21,579
 Interest income                 (6,437)              (475)        (709)      7,621   (f)      --                        --
 Foreign currency gain           (3,420)                                                      (3,420)                    (3,420)
 Other                             (193)            (1,327)         --                        (1,520)                    (1,520)

Equity in Net Income of
  Affiliated Company               (265)                                     (1,009)  (h)     (1,274)                    (1,274)

                            ---------------      ----------     ---------   --------       ----------    --------     ----------

Income (loss)before
 provision for income
 taxes and extraordinary item    61,162             19,155        8,456      13,156          101,929     14,103         116,032
Provision for income
  taxes                          24,159              5,837        3,299      10,050   (i)     43,345      5,641          48,986
                            ---------------      ----------     --------   ---------     ----------    --------     ----------
Income before
  extraordinary item             37,003             13,318        5,157       3,106           58,584      8,462          67,046
                            ---------------     -----------     --------    ---------     ----------    --------     ----------
                            ---------------     -----------     --------    ---------     ----------    --------     ----------

Weighted average shares
  outstanding                    49,759                                                       73,862 (j)                 82,544  (m)
Net income per share
  before extraordinary
  item                      $      0.74                                                    $   0.79                   $   0.81


        See accompanying notes to the pro forma combined financial statements.

                        U.S. Office Products Company
                  Pro-Forma Combined Statement of Income
                    For the Year Ended April 30, 1996
                                 (000's)
                               (Unaudited)

                                                  FISCAL YEAR
                                         -------------------------------------
                                                                              C>
                                U.S.
                               OFFICE       1996         1997         1998                               PRO FORMA
                              PRODUCTS    PURCHASED    COMPLETED     PENDING    PRO FORMA                 OFFERING  PRO FORMA
                              COMPANY     COMPANIES   ACQUISITIONS ADJUSTMENTS ADJUSTMENTS  SUBTOTAL    ADJUSTMENTS  COMBINED
                             ----------   ----------  -----------  ----------- -----------  ---------  -----------  ---------
Revenues....................  1,386,212     307,954    1,401,112      59,107                3,154,385                3,154,385
Cost of revenues............  1,016,640     214,072      995,117      31,071                2,256,900                2,256,900
                              ---------     -------    ---------   ---------   -----------  ---------       ------   ---------
Gross profit................    369,572      93,882      405,995      28,036       --         897,485        --        897,485
Selling, general and
  administrative expenses...    314,314      84,070      340,802      14,361      9,045 (c)   743,536        --        743,536
 ............................                                                    (16,524)(d)
 ............................                                                     (2,532)(e)
Nonrecurring acquisition
  costs.....................      8,078      --           --          --         (8,078)(e)     --
Nonrecurring restructuring
  costs.....................                  8,092       --          --                        8,092                    8,092
Discontinuation of printing
  division at subsidiary....        682      --           --          --                          682                      682
                              ---------     -------    ---------   ---------    -------        ------        -------  --------
Operating income............     46,498       1,720       65,193      13,675     18,089       145,175          --      145,175
Other (income) expense:
Interest expense............     15,322       2,761       15,904                  5,265 (f)   39,252        (18,804)    20,448
Interest income.............     (4,034)     --             (782)       (674)     5,490 (f)   --                          --
Other.......................     (1,140)        (24)      (1,802)                  (671)(g)   (3,637)                  (3,637)
Equity in NI of Affiliated
  Company...................                                          --         (1,155)(h)   (1,155)                  (1,155)
Income (loss) before
  provision for               ---------     -------    ---------   ----------   -------       ------        -------  ---------
  income taxes..............     36,350      (1,017)      51,873      14,349      9,160      110,715         18,804    129,519
Provision for income taxes..      7,123          45       13,183       5,620     21,140 (i)   47,111          7,522     54,633
                              ---------     -------    ---------   ---------    -------       ------        -------  ---------
Net income (loss)...........     29,227      (1,062)      38,690       8,729    (11,980)      63,604         11,282     74,886
                              ---------     -------    ---------   ---------    -------       ------        -------  ---------
                              ---------     -------    ---------   ---------    -------       ------        -------  ---------
Weighted average shares
  outstanding...............     36,781                                                       72,794 (j)                81,476 (m)
Net income per share........       0.79                                                          .87                      0.92

         See accompanying notes to the pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY
                    PRO FORMA COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED JANUARY 31, 1996
                                (In thousands)
                                  (Unaudited)

                                            FISCAL YEAR
                                ---------------------------------------
                   U.S. OFFICE     1996         1997           1998                                 PRO FORMA
                    PRODUCTS    PURCHASED    COMPLETED        PENDING      PRO FORMA                    OFFERING     PRO FORMA
                     COMPANY    COMPANIES   ACQUISITIONS    ACQUISITION   ADJUSTMENTS    SUBTOTAL      ADJUSTMENTS    COMBINED
                   -----------  ----------  ------------    -----------  -------------  ------------  -------------  ------------
Revenues.........   $975,128     $293,615    $1,065,041       $44,065                    $2,377,849                 $2,377,849
Cost of revenues.    719,908      206,593       757,294        23,124                     1,706,919                  1,706,919
                    ---------     --------    ----------       -------    --------       ----------    --------     ----------
  Gross profit...    255,220       87,022       307,747        20,941        --             670,930                    670,930
Selling, general
  and
  administrative
  expenses.......    213,123       78,348       256,468        10,828        6,837 (c)   $  558,879                    558,879
                                                                            (6,725)(d)
Nonrecurring
  acquisition
  costs..........      6,094         --           --             --         (6,094)(e)        --                           --
Nonrecurring
  restructuring
  charges........                   8,092         --             --                           8,092                      8,092
Discontinuation
 of Printing
  Division
  at Subsidiary..        682         --           --             --                             682                        682
                    ---------     --------    ----------       -------    --------        ---------    --------    ----------
  Operating
    income......      35,321          582        51,279        10,113        5,982          103,277                    103,277
Other (income)
  expense:
  Interest
    expense.....       9,503        2,776        12,960          --         10,443 (f)       35,682     (14,103)(l)     21,579
  Interest
    income......      (1,405)         (37)         (954)         (441)       2,837 (f)         --                         --
  Other.........      (1,402)      (1,622)       (1,424)         --                          (4,448)                    (4,448)
Equity in net
  income of
  affiliated
  company........                                                             (866)(h)         (866)                      (866)
Income (loss)
  before
  provision for     ---------     --------      --------    ----------    --------       ----------    --------     ----------
  income taxes..      28,625         (535)       40,697        10,554       (6,432)          72,909      14,103         87,012
Provision for
  income
  taxes.........       5,226          244        10,148         4,132       11,228 (i)       30,978       5,641         36,619
                    ---------     --------    ----------    ----------    --------       ----------    --------     ----------
Net income
   (loss).......    $ 23,399     $   (779)   $   30,549    $    6,422     $(17,660)       $  41,931    $  8,462     $   50,393
                    ---------     --------    ----------    ----------    --------       ----------    --------     ----------
                    ---------     --------    ----------    ----------    --------       ----------    --------     ----------
Weighted average
  shares
  outstanding....     34,395                                                                72,627 (j)                  81,309(m)
Net income per
  share..........   $   0.68                                                            $     0.58                  $     0.62
                    ---------                                                            ----------                 ----------
                    ---------                                                            ----------                 ----------

       See accompanying notes to the pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                     PRO FORMA COMBINED STATEMENT OF INCOME

                       FOR THE YEAR ENDED APRIL 30, 1995

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                   FISCAL
                                                                          ------------------------
                                                                              1997       FISCAL
                                                                            POST 2ND      1998
                                                             U.S. OFFICE      QTR.       PENDING      PRO-FORMA
                                                              PRODUCTS      POOLINGS    ACQUISITION   ADJUSTMENTS       TOTAL
                                                             -----------  ------------  -----------   -----------    ------------
Revenues...................................................   $ 798,709    $  252,943   $ 50,351      $  --         $  1,102,003
Cost of revenues...........................................     586,989       183,228     27,109                         797,326
                                                             -----------  ------------  --------     -----------    ------------
  Gross profit.............................................     211,720        69,715     23,242         --              304,677
Selling, general and administrative expenses...............     181,845        60,557     12,508                         254,910
                                                             -----------  ------------  --------     -----------    ------------
  Operating income.........................................      29,875         9,158     10,734         --               49,767
Other (income) expense:
  Interest expense.........................................       7,108           692                                      7,800
  Interest income..........................................        (682)         (354)      (447)                         (1,483)
  Other....................................................      (1,122)       (2,174)                                    (3,296)
                                                             -----------  ------------   -------      -----------    ------------
Income before provision for income taxes...................      24,571        10,994     11,181         --               46,746
Provision for income taxes.................................       3,184         1,245      4,411         11,728 (k)       20,568
                                                             -----------  ------------   -------      -----------    ------------
Net income.................................................   $  21,387    $    9,749      6,770      $ (11,728)      $   26,178
                                                             -----------  ------------   -------      -----------    ------------
                                                             -----------  ------------               -----------    ------------

       See accompanying notes to the pro forma combined financial statements.

                              U.S. OFFICE PRODUCTS COMPANY
                         PRO FORMA COMBINED STATEMENT OF INCOME
                           FOR THE YEAR ENDED APRIL 30, 1994
                                   (In thousands)
                                     (Unaudited)

                                                                                    FISCAL
                                                                            --------------------------
                                                                                1997
                                                                              POST 2ND       1998
                                                               U.S. OFFICE      QTR.        PENDING     PRO-FORMA
                                                                PRODUCTS      POOLINGS    ACQUISITIONS  ADJUSTMENTS    TOTAL
                                                               -----------  ------------  ------------  -----------  ----------
Revenues.....................................................   $ 597,511    $  195,327     $43,660      $  --       $  836,498
Cost of revenues.............................................     427,308       136,291      24,316                     587,915
                                                               -----------  ------------   ---------    -----------  ----------
  Gross profit...............................................     170,203        59,036      19,344         --          248,583

Selling, general and administrative expenses.................     151,979        55,056       9,818                     216,853
                                                               -----------  ------------   ---------    -----------  ----------
  Operating income...........................................      18,224         3,980       9,526         --           37,730
Other (income) expense:
 Interest expense............................................       4,943           630                                   5,573
 Interest income.............................................        (405)         (121)       (642)                     (1,168)
 Other.......................................................      (1,154)       (2,786)                                 (3,940)
                                                                      --            --                                      --
                                                               -----------  ------------   ---------    -----------  ----------
Income before provision for income taxes.....................      14,840         6,257      10,168          --          31,265
Provision for income taxes...................................       2,095         1,110       4,136        6,416(k)      13,757
                                                               -----------  ------------   ---------    -----------  ----------
Net income...................................................   $  12,745    $    5,147       6,032      $(6,416)    $   17,508
                                                               -----------  ------------   ---------    -----------  ----------
                                                               -----------  ------------   ---------    -----------  ----------


    See accompanying notes to the pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                    (DOLLARS AND SHARE NUMBERS IN THOUSANDS)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

    (a)(i) Adjustment to reflect purchase price adjustments and repayment of certain long-term debt associated with the Fiscal 1997 Purchased Companies noted below. The portion of the consideration assigned to goodwill ($21,356) in transactions accounted for as purchases represents the excess of the cost over the fair value of the net assets acquired. The Company amortizes goodwill over a period of 40 years. The recoverability of the unamortized goodwill is assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.

       (ii) Adjustment to reflect the reduction in short-term and long-term debt of certain acquired companies and existing short-term debt of the Company.

    (b) Adjustment to reflect $275,522 of net proceeds from the sales of 8,682 shares of Common Stock by the Company in February and March 1997 (net of expenses and underwriting discount) and the utilization of the proceeds to repay short-term debt.

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

    (c) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1996 Purchased Companies and the Fiscal 1997 Purchased Companies. The goodwill is being amortized over an estimated life of 40 years.

                                                                                                FOR THE NINE
                                                                                                MONTHS ENDED
                                                                             YEAR ENDED   ------------------------
                                                                              APRIL 30,   JANUARY 25,  JANUARY 31,
                                                                                1996         1997         1996
                                                                             -----------  -----------  -----------
Fiscal 1996 Purchased Companies............................................   $   1,570    $    --        $   688
Fiscal 1997 Purchased Companies............................................       7,475        2,147        6,149
                                                                             -----------  -----------  -----------
                                                                              $   9,045    $   2,147    $   6,837
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    (d) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions.

    (e) Adjustment to reflect the reduction of (i) nonrecurring acquisition costs related to pooling-of-interests business combinations of $8,078 for the year ended April 30, 1996, $10,957 and $6,094 for the nine months ended January 25, 1997 and January 31, 1996, respectively, and (ii) certain other restructuring charges from certain acquisitions of $2,532 for the year ended April 30, 1996.

    (f) Adjustment to reflect an increase (decrease) in interest expense resulting from the utilization of excess cash from the Fiscal 1998 Pending Acquisition and the utilization of the proceeds from the sales of the February Notes and the May Notes to effect acquisitions as if such debt had been outstanding for the entire period. In addition, the adjustment reflects an increase in interest expense resulting from the amortization of debt issue costs over the terms of the February Notes and the May Notes. Adjustment also reflects a decrease in interest income resulting from the utilization of the proceeds from the issuance of the Common Stock and the February Notes in the February Offerings and the May Notes to effect certain transactions and refinance existing debt.

                          U.S. OFFICE PRODUCTS COMPANY

                                  (UNAUDITED)

                    (DOLLARS AND SHARE NUMBERS IN THOUSANDS)

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS (CONTINUED)

    (g) Adjustment to reflect the elimination of the minority interest representing 49% of the net income of Blue Star Group Limited for the year ended April 30, 1996.

    (h) Adjustment to reflect the 49% equity interest in the net income of Dudley Stationery Limited.

    (i) Adjustment to calculate the provision for income taxes on the combined pro forma results at an effective income tax rate of approximately 42%. The difference between the effective tax rate of 42% and the statutory tax rate of 35% relates primarily to state income taxes and non-deductible goodwill.

    (j) The weighted average shares outstanding used to calculate pro forma earnings per share is based on 72,794, 73,862, and 72,627 shares of Common Stock and Common Stock equivalents outstanding for the year ended April 30, 1996 and the nine months ended January 25, 1997 and January 31, 1996, respectively. The amounts are comprised of 51,352 shares outstanding for each of the periods, 20,773 shares issued for acquisitions completed and the acquisition to be completed subsequent to January 25, 1997 and 669, 1,737, and 502 common stock equivalents considered to be outstanding related to stock options, for the year ended April 30, 1996, and the nine month periods ended January 25, 1997 and January 31, 1996, respectively.

    (k) Adjustment to reflect the income taxes for certain acquisitions accounted for under the poolings-of-interest method which were taxed as subchapter S corporations as if these companies had been subject to taxation as C corporations. As a result of being subchapter S corporations, any tax liabilities prior to acquisition were the responsibility of the individual company stockholder.

    (l) Adjustment to reflect a decrease in interest expense as a result of the utilization of the net proceeds of $275,522 from the sales in February and March 1997 by the Company of 8,682 shares of Common Stock to repay short term debt at an effective rate of 6.825%.

    (m) Adjustment to include in weighted average shares outstanding the 8,682 shares that were sold by the Company in February and March 1997.

                                  AUDITORS' REPORT
-------------------------------------------------------------------------------

To the Directors of
Data Business Forms Limited

We have audited the balance sheet of Data Business Forms Limited ("DBF") as at December 31, 1996 and the statements of income and retained earnings and changes in financial position for the year then ended. These financial statements are the responsibility of DBF's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly all material respects, the financial position of DBF as at December 31, 1996 and the results of its operations and the changes in its financial position for the year then ended in accordance with accounting principles generally accepted in Canada.

                                               /s/ Ernst & Young
                                               -----------------
                                               Chartered Accountants
Toronto, Canada
January 31, 1997, except
as to note 2 which is as
of April 26, 1997.

-------------------------------------------------------------------------------
DATA BUSINESS FORMS LIMITED
[caad 214]INCORPORATED UNDER THE LAWS OF ONTARIO

                                 BALANCE SHEET
-------------------------------------------------------------------------------
(Canadian $ 000's)


                                                                                                DEC. 31   MAR. 31
                                                                                                 1996      1997
                                                                                     NOTES         $        $
                                                                                   ---------   --------- -----------
                                                                                                         (UNAUDITED)

ASSETS
Current
Cash                                                                                                  51      616
Accounts receivable                                                                               25,323   24,457
Inventories                                                                               4       15,809   17,552
Prepaid expenses and other assets                                                                    622      893
                                                                                   ---------   --------- -----------
  Total current assets                                                                            41,805   43,518

Property, plant and equipment                                                             5       23,249   24,376
Deferred pension benefit                                                                  6        4,907    4,907
Deferred financing fees                                                                              484      439
                                                                                   ---------   --------- -----------
Total Assets                                                                                      70,445   73,240
                                                                                   ---------   --------- -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Bank overdraft                                                                                    2,223     2,990
Current portion of long-term debt                                                          7      3,858     3,858
Accounts payable and accrued liabilities                                                          9,424    12,465
Accrued compensation and related expenses                                                         3,688     2,986
Income and other taxes payable                                                             8      5,097     1,378
Deferred revenue                                                                                  3,220     3,214
Accrued restructuring and integration costs                                                       2,523     2,454
                                                                                   ---------  ---------  -----------
Total current liabilities                                                                        30,033    29,345

Long-term debt                                                                             7     17,854    19,623
Deferred income taxes                                                                      8      5,100     5,100
Share capital                                                                              9     10,652    10,652
Retained earnings                                                                                 6,806     8,520
                                                                                   ---------  ---------   -----------
Total Liabilities and Shareholders' Equity                                                       70,445    73,240
                                                                                   ---------  ---------   -----------

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

-------------------------------------------------------------------------------
DATA BUSINESS FORMS LIMITED
Incorporated under the laws of Ontario


                   STATEMENT OF INCOME AND RETAINED EARNINGS
-------------------------------------------------------------------------------
(Canadian $ 000's)

                                                   YEAR ENDED   3 MONTHS ENDED 3 MONTHS ENDED
                                                    DEC. 31        MARCH 31        MAR. 31
                                                      1996          1996             1997
                                                       $             $                $
                                           NOTES                 (UNAUDITED)     (UNAUDITED)
                             -----------------------------------------------------------------


REVENUE                                                  165,548         43,017      43,141
OPERATING EXPENSES
Paper, carbon and ink                                     70,977         18,965      18,505
Manufacturing salaries and benefits                       29,774          7,458       7,898
Occupancy costs and other                                 16,852          4,310       4,324
                                           ---------   ---------      ---------  -----------
                                                         117,603         30,733      30,727


GROSS MARGIN                                              47,945         12,284      12,414

EXPENSES
Selling commissions and expenses                          20,556          5,050       5,091
General and administration expenses                        9,371          2,462       2,831
                                           ---------   ---------      ---------  -----------

EARNINGS BEFORE DEPRECIATION AND
AMORTIZATION                                              18,018          4,772       4,492
Depreciation and amortization                      5       5,498          1,253       1,303
                                           ---------   ---------      ---------  -----------

EARNINGS BEFORE INTEREST AND TAXES                        12,520          3,519       3,189
Interest expense                                   7       3,962            924         508
Provision for (recovery of) income taxes
 Current                                           8       4,603            938         967
 Deferred                                          8     (1,306)            --           --
                                           ---------   ---------      ---------  -----------

NET INCOME                                                 5,261          1,657       1,714
                                           ---------   ---------      ---------  -----------
Retained earnings, beginning of the period                 1,564          1,564       6,806
Dividends on preference shares                              (19)            (19)         --
Retained earnings, end of the period                       6,806          3,202       8,520
                                           ---------   ---------      ---------  -----------

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

DATA BUSINESS FORMS LIMITED
Incorporated under the laws of Ontario

                   STATEMENT OF CHANGES IN FINANCIAL POSITION
-------------------------------------------------------------------------------

(CANADIAN $ 000'S)

                                                                                       YEAR ENDED   3 MONTHS ENDED 3 MONTHS ENDED
                                                                                         DEC. 31          MAR. 31     MAR. 31
                                                                                          1996             1996        1997
                                                                                 NOTES      $                $           $
                                                                               -------- ----------    -------------  -----------  --
                                                                                                      (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES
Net income                                                                                    5,261         1,657       1,714
Depreciation of fixed assets                                                                  4,837         1,199       1,258
Amortization of deferred financing fees                                                         661            54          45
Deferred income taxes                                                                  8     (1,306)          --         --
                                                                               ---------   ---------       -------- ----------- --
                                                                                              9,453          2,910      3,017
                                                                                              5,176         (3,827)    (1,767)
Net changes in working capital balances                                                        (490)           (10)       (69)
Restructuring and integration expenditures
                                                                               ---------   ---------       --------- ---------- --
  Cash provided by operating activities                                                      14,139          6,727      1,181
                                                                               ---------   ---------       ---------- --------- --
INVESTING ACTIVITIES
Capital expenditures
Proceeds from sales of land and buildings                                              5     (2,995)          (556)    (2,385)
Acquisition--Printers' Choice                                                          1      5,554             --     --
                                                                                               (415)            --     --
                                                                               ---------   ---------       ----------- -------- --
  Cash provided by (used in) investing activitie                                             2,144           (556)     (2,385)
                                                                               ---------   ---------       ----------- -------- --
FINANCING ACTIVITIES
Issue (repayments) of long-term debt                                                   7    (17,439)        (6,825)      1,769
Repurchases of share capital                                                           8        (50)            --     --
Dividends on preference shares                                                                  (19)           (19)    --
Deferred financing fees                                                                         (62)            --     --
                                                                               ---------   ---------       ----------- -------- --
  Cash used in financing activities                                                         (17,570)        (6,844)     1,769
                                                                               ---------   ---------       ------------ ------- --
INCREASE (DECREASE) IN CASH                                                                  (1,287)          (673)       565
                                                                               ---------   ---------       ------------ ------- --
Cash, beginning of period                                                                     1,338          1,338         51
Cash, end of period                                                                              51            665        616
                                                                               ---------   ---------       ------------ ------- --

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.


                          DATA BUSINESS FORMS LIMITED

                         NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1996
                               (CANADIAN $000'S)

1. CORPORATE PROFILE

    Since its inception in 1959, Data Business Forms Limited ("the company ") has evolved into a versatile document management and business communications provider with 12 plants, 3 regional print centres, 16 sales offices and 1,100 employees to serve in excess of 15,000 customers from coast to coast in Canada. The company offers a wide variety of value added print and electronic products and related services which include traditional business forms, labels, direct mail products, security documents and facility and print management.

    On February 8, 1995, management purchased the shares, debt and related pension assets of the company from Maclean Hunter Limited, a wholly-owned subsidiary of Rogers Communications Inc.

    During 1996, the company was awarded a Bank of Montreal outsourcing project which will begin in February 1997 with estimated annual sales of $25,000. This project requires the integration of 2 dedicated print centers and 1997 commitments of up to $2,500 in capital and $2,250 of working capital.

    On November 30, 1996, the company's Distributor division acquired Printers' Choice, a short-run print shop in Montreal with annual sales of $1,500. The purchase price, including integration costs, was $415 and has been accounted for using the purchase method.

2. SUBSEQUENT EVENT

    On April 26, 1997, the shareholders agreed to exchange all of the company's common shares for common shares of US Office Products Company. Immediately prior to this exchange, the preference shares were repurchased by the company and the DBF Employee Trust shares were distributed. In addition, the credit facilities described in note 7 were refinanced by an advance from U.S. Office Products Company.

3. SIGNIFICANT ACCOUNTING POLICIES

    These financial statements have been prepared in accordance with accounting principles generally accepted in Canada. The more significant accounting policies followed in the preparation of the financial statements are set out below:

INTERIM FINANCIAL INFORMATION

    Interim financial information for the periods of three months ending March 31, 1997 and 1996 are unaudited. In the opinion of management, this information reflects all adustments, consisting only of adjustments of a normal recurring nature necessary for fair presentation of such financial statements. Financial results for these interim periods are not necessarily indicative of results for a full year.

CASH AND BANK OVERDRAFT

    Cash balances are kept on hand to ensure the smooth funding of payroll and suppliers. The bank overdraft represents outstanding cheques only. Funding for the company is obtained from the revolving credit facility.

INVENTORIES

    Raw materials inventories, principally paper, carbon and ink, are valued at the lower of cost and replacement cost. Printed finished goods and work in progress, consisting mainly of business forms, computer paper and labels, are recorded at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method.

                          DATA BUSINESS FORMS LIMITED

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996
                               (CANADIAN $000'S)

3. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CAPITAL ASSETS

    Property, plant and equipment are initially recorded at purchase cost. Repairs and maintenance are expensed as incurred. Depreciation is computed using straight-line or diminishing balance method over the estimated useful lives of the capital assets as outlined below:


ASSET                                    BASIS                 RATE
------------------------------     -------------------     -------------

Buildings                          Diminishing balance     5%
Leasehold improvements             Straight-line           lease term
Office furniture and equipment     Diminishing balance     20%
Presses and printing equipment     Straight-line           10 years
Computer hardware and software     Straight-line           2 to 5 years

DEFERRED FINANCING FEES

    The costs of obtaining bank and other debt financing are deferred and amortized on a straight-line basis over the term of the debt to which they relate.

INCOME TAXES

    The deferral method is used in accounting for income taxes whereby timing differences between income reported in the financial statements and taxable income result in deferred income taxes.

4. INVENTORIES


                                                          1996
                                                           $
                                                        ---------

     Paper, carbon and ink............................     4,330

     Work-in-progress.................................     1,323

     Forms, computer paper and labels.................    10,156
                                                       ---------

                                                          15,809
                                                        ---------
                                                        ---------

5. PROPERTY, PLANT AND EQUIPMENT

                                                                                          1996
                                                                            COST       ACCUMULATED       BOOK
                                                                                       DEPRECIATION      VALUE
                                                                           $            $               $
                                                                          -----------  -------------   ------------

Land....................................................................         441      --                441

Buildings and leaseholds................................................         975         216            759

Office furniture and equipment..........................................         756         210            546

Presses and printing equipment..........................................      24,527       6,231         18,296

Computer hardware and software..........................................       5,192       1,985          3,207
                                                                          -----------  -------------   ----------

                                                                              31,891       8,642         23,249
                                                                          -----------  -------------   ----------
                                                                          -----------  -------------   ----------

Of the 7 plants owned by the company at the beginning of 1996, 5 were sold during the year.

                          DATA BUSINESS FORMS LIMITED

                               DECEMBER 31, 1996
                               (CANADIAN $000'S)

6. PENSION PLAN

    On November 18, 1996, the Pension Commission of Ontario approved the transfer of assets and liabilities from the Maclean Hunter pension plan to the Data Business Forms pension plan for the 550 company employees who were active members on February 8, 1995. At December 31, 1996 approximately 625 employees were members of plan. The initial acquisition of the company included a payment of $4,000 for the pension surplus and the final payment of $907 will be made when the transfer is completed. The liability for the $907 was recognized along with an adjustment to the deferred pension benefit asset in 1996.

    At December 31, 1996, the estimated present value of accrued pension benefits attributed to the transferees' services and the estimated market value of the related pension fund assets are still to be determinied.

7. LONG-TERM DEBT


                                                                                                  1996
                                                                                                UTILIZED
                                                      DUE DATE       INTEREST RATE   FACILITY       $
                                                   ---------------  ---------------  --------- -----------

Revolving credit.................................  Nov. 6, 1998     Prime + 1.00%    $  27,000      6,045

Term loan........................................   see below       Prime + 1.50%    $  13,000      9,167

Subordinated loan................................   see below          13.35%        $   6,500      6,500
                                                                       ------        --------- -----------
                                                                        9.60%        $  46,500     21,712

Current portion of long-term debt................                                                   3,858
                                                                                               -----------

Long-term debt...................................                                                  17,854
                                                                                               -----------
                                                                                               -----------

    Monthly principal repayments of the term loan are $155 with the final payment of $5,762 due in November 1998. Additional principal payments were made during 1996 utilizing the $1,820 proceeds from the sales of the Don Mills and Winnipeg plants.

    Quarterly principal repayments of the subordinated loan are $500 with the final payment due March 31, 2000. An additional principal payment of $6,500 was made during 1996.

    All loan facilities are collateralized by a lien on all present and future assets of the company. The loan agreements contain various restrictive financial tests and covenants with which the company is in compliance.

    The company is committed to an interest rate swap agreement covering the period from January 27, 1997 to January 26, 1998. This agreement will be used as a hedge against $15,000 of variable rate loans and is set at a fixed rate of 8%. The company does not use derivative financial instruments for speculative purposes.

    The fair market values of the long-term debt and the interest rate swap agreement approximate book values.

                          DATA BUSINESS FORMS LIMITED

                                 MARCH 31, 1997
                               (CANADIAN $000'S)

8. INCOME TAXES

A reconciliation between statutory and accounting income taxes follows:


                                                          1996
                                                            $
                                                        --------

Income before taxes.................................     8,558
                                                       --------
Income tax provision (statutory rate @44.6%)........     3,817
Adjustments to income taxes:
  Manufacturing and processing credit...............      (853)
  Other.............................................       333
                                                       --------

Income tax provision................................     3,297
                                                       --------
                                                       --------

    Current income taxes payable exceeds the net provision by $1,306 in 1996 due mainly to the fact that depreciation for accounting purposes exceeded the related deduction for income tax purposes.

9. SHARE CAPITAL


                                                                                    1996
                                                                                          STATED
                                                                              ISSUED       VALUE
SHARE CAPITAL                                                   AUTHORIZED       #           $
--------------------------------------------------------------  -----------  ---------  -----------

Preference shares.............................................       4               4         336
Common shares :
     Class A shares...........................................  26,000          26,000       2,600
     Class B shares...........................................  unlimited       39,738       4,024
     Treasury shares--Class B.................................     500             500         (50)
     Class D shares...........................................  unlimited       33,762       3,742
                                                                                        -----------
                                                                                            10,652
                                                                                        -----------
                                                                                        -----------


    The 5.5% cumulative, non-voting preference shares are redeemable at a value based upon a formula equal to a multiple of western divisional earnings. The expected redemption value of $615 is likely to be paid during 1997. These shares rank ahead of all classes of common shares for capital distributions.

    Class A shares are entitled to one vote per share and are subject to a put after March 31, 2000 and a call following March 31, 2001 based upon a valuation formula equal to the greater of a multiple of earnings before interest and taxes less debt outstanding and appraised value. There is nominal paid-up capital associated with these shares.

                          DATA BUSINESS FORMS LIMITED

                                 MARCH 31, 1997
                               (CANADIAN $000'S)

9. SHARE CAPITAL (CONTINUED)

    Class B and D shares are entitled to one vote per share and are ranked equally with Class A shares except in the case of the dissolution, liquidation or winding-up of the company in which case the shares rank in descending order from A to D. The paid-up capital of the Class B and D shares was $3,644 at December 31, 1996.

    Of the Class D shares, 17,826 are held by the DBF Employee Trust. A portion of these shares will be allocated annually to a group of senior management based on a formula related to subordinated debt repayments.

    In accordance with the company's articles of incorporation, share transfers are prohibited without the approval of the Board of Directors.

10. COMMITMENTS

    The company leases printing equipment, real estate, trucks and office equipment in connection with its sales and manufacturing activities. Future lease commitments are as follows :


                                                                   $
                                                                -------
          1997...............................................    3,216
          1998...............................................    2,720
          1999...............................................    1,725
          2000...............................................    1,067
          2001...............................................      925
          Beyond.............................................    2,314
                                                                -------
                                                                -------

    Associated with the Bank of Montreal outsourcing project (see note 1), the company has committed to capital expenditures of up to $2,500 in 1997.

                             DATA BUSINESS FORMS LIMITED

                            NOTES TO FINANCIAL STATEMENTS

                                  December 31, 1996
                                  (Canadian $000's)

11. DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND UNITED STATES

The accounting policies in Note 3 conform with generally accepted accounting principles ("GAAP") in Canada and are consistent in all material respects with United States GAAP with the exceptions listed below. As permitted by Regulation S-X the company has not attempted to quantify these differences.

Income taxes

SFAS No.109 requires the liability method under which temporary differences are tax effected at current rates. Under Canadian GAAP, timing differences are tax effected at the rates in effect when they arise. When the business was purchased from Maclean Hunter Limited (see note 1), the book value of deferred taxes was carried forward. Under United States GAAP, a deferred asset or liability would have been recognized for differences between the tax and book basis of the assets in the purchase business combination.

Inventory

The company has not included overhead in inventory costing which is acceptable for Canadian GAAP, not for United States GAAP.

Restructuring and integration

Included in the restructuring and integration reserve are severance costs with benefit arrangements that had not been communicated to the respective employees. This liability would not have been recognized for United States GAAP purposes at December 31, 1996.

Early prepayment penalty on debt

The company incurred an early prepayment penalty on debt which would be treated as an extraordinary item for United States GAAP purposes.

Share capital

Class A shares and preference shares (see note 9) would be presented separate from share capital on the balance sheet for United States GAAP purposes.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
United Envelope Co., Inc.
525 West 52nd Street
New York, New York 10019

We have audited the accompanying combined balance sheet of United Envelope Co., Inc. and its affiliate, Rex Envelope Co., Inc., as at December 31, 1996, and the related combined statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As referred to in Note A on "Principles of Combination," the companies, whose financial statements are combined herein, are related through common ownership and control. In addition, each has pledged certain assets and guaranteed certain long-term indebtedness of the other as described in the notes to financial statements. In view of their close operating and financial relationship, the preparation of combined financial statements was considered appropriate. The combined statements, however, do not refer to a legal entity and neither of the companies guarantees trade obligations of the other.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of United Envelope Co., Inc. and its affiliate as at December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                 HERTZ, HERSON & COMPANY, LLP

NEW YORK, NEW YORK
February 28, 1997, except for Note Q, as to which the date is April 14, 1997

                    UNITED ENVELOPE CO., INC. AND AFFILIATE
                            COMBINED BALANCE SHEETS
                                  (In 000's)


                                                                                        DECEMBER 31,   MARCH 31,
                                                                                            1996         1997
                                                                                                      (unaudited)
                                                                                        ------------  -----------
    ASSETS
Current Assets
  Cash................................................................................   $      763    $     963
  Accounts receivable, pledged, less allowance for doubtful accounts of $202,758--
   Note B.............................................................................       12,087       13,899
  Inventories--Notes A and C..........................................................        2,921        3,627
  Prepaid expenses and other current assets...........................................          310          267
  Due from TLG Realty, LLC--Note D....................................................          116           74
  Due from related companies--Note E..................................................          118          113
                                                                                        ------------  -----------
    Total Current Assets..............................................................       16,315       18,943
Cash Surrender Value of Insurance on Officers' Lives, Net of Loans Payable of $522....          769          796
Property, Plant and Equipment, at Cost, Less Accumulated Depreciation of $4,874 and
  $4,930--Notes A and F...............................................................        1,175        1,136
Leased Property Under Capital Lease, Less Accumulated Depreciation of $3,833 and
  $3,917--Note K......................................................................        1,167        1,084
Due from TLG Realty, LLC--Note D......................................................        1,424        1,463
Other Assets--Note G..................................................................          903          641
                                                                                        ------------  -----------
      TOTAL ASSETS....................................................................   $   21,753    $  24,063
                                                                                        ------------  -----------
                                                                                        ------------  -----------
    LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Notes payable, banks, collateralized--Note H........................................   $    4,800    $   5,300
  Accounts payable--Note I                                                                    4,806        5,677
  Accrued expenses and other current liabilities......................................        1,297        1,467
  Liability for income taxes--Note J..................................................          248          246
  Distributions payable to shareholders--Note J.......................................          256          611
  Obligation under capital lease--current portion--Note K.............................          491          505
  Due to Huxley Envelope Corporation--Note L..........................................           93       --
  Due to Apple Industrial Condominium.................................................       --               84
                                                                                        ------------  -----------
    Total Current Liabilities.........................................................       11,991       13,890
Obligation Under Capital Lease--Note K................................................        1,474        1,342
                                                                                        ------------  -----------
    Total Liabilities.................................................................       13,465       15,232
                                                                                        ------------  -----------
Commitments--Notes K and M
Subsequent Events--Note Q
Shareholders' Equity
 Common stock.........................................................................        2,847        2,847
 Capital stock of affiliate...........................................................            5            5
 Retained earnings--Note O............................................................        5,436        5,979
                                                                                        ------------  -----------
    Total Shareholders' Equity........................................................        8,288        8,831
                                                                                        ------------  -----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY......................................   $   21,753    $  24,063
                                                                                        ------------  -----------
                                                                                        ------------  -----------


                 See accompanying notes to financial statements.
                                    F-22

                 UNITED ENVELOPE CO., INC. AND AFFILIATE
           COMBINED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                               (In 000's)

                                                    COMMON STOCK
                                               ---------------------
                                                  UNITED      REX      RETAINED      TOTAL
                                                 ENVELOPE   ENVELOPE   EARNINGS-  SHAREHOLDERS'
                                                 CO., INC.  CO., INC.  COMBINED     EQUITY
                                                 --------   ---------  --------   ------------
Balance at December 31, 1995....................  $ 2,847    $   5      $ 3,549     $ 6,401
Net income......................................                          3,746       3,746
Distributions to shareholders--Note J...........                         (1,859)     (1,859)
                                                  --------   -----      --------     ------
Balance at December 31, 1996....................    2,847        5        5,436       8,288
Net income (unaudited)..........................                          1,087       1,087
Distributions to shareholders (unaudited).......                           (544)       (544)
                                                  --------   -----      --------     ------
Balance at March 31, 1997 (Unaudited)...........  $ 2,847    $   5      $ 5,979     $ 8,831
                                                  --------   -----      --------     ------
                                                  --------   -----      --------     ------

                        See accompanying notes to financial statements.

                     UNITED ENVELOPE CO., INC. AND AFFILIATE
                         COMBINED STATEMENT OF INCOME
                                  (In 000's)

                                                                                              THREE MONTHS ENDED
                                                                                YEAR ENDED         MARCH 31,
                                                                               DECEMBER 31,  --------------------
                                                                                   1996         1996       1997
                                                                                                  (UNAUDITED)
                                                                               ------------  ---------  ---------
Net sales....................................................................   $   77,138   $  22,136  $  19,579
Cost of goods sold...........................................................       57,300      17,636     14,562
                                                                               ------------  ---------  ---------
Gross profit.................................................................       19,838       4,500      5,017
Selling, shipping, general and administrative expenses.......................       14,921       3,668      3,650
                                                                               ------------  ---------  ---------
Operating income.............................................................        4,917         832      1,367
Interest expense.............................................................          687         203        144
                                                                               ------------  ---------  ---------
Income before income taxes...................................................        4,230         629      1,223
Provision for income taxes--Note J...........................................          484          76        136
                                                                               ------------  ---------  ---------
Net income...................................................................   $    3,746   $     553  $   1,087
                                                                               ------------  ---------  ---------
                                                                               ------------  ---------  ---------
Pro Forma Income Data:
Income before income taxes...................................................   $    4,230   $     629  $   1,223
Proforma provision for income taxes (unaudited)..............................        1,861         277        538
                                                                               ------------  ---------  ---------
Proforma net income (unaudited)..............................................   $    2,369   $     352  $     685
                                                                               ------------  ---------  ---------
                                                                               ------------  ---------  ---------

                  See accompanying notes to financial statements.

                    UNITED ENVELOPE CO., INC. AND AFFILIATE
                       COMBINED STATEMENT OF CASH FLOWS
                                (In 000's)

                                                                                                 THREE MONTHS ENDED
                                                                                   YEAR ENDED         MARCH 31,
                                                                                  DECEMBER 31,  --------------------
                                                                                      1996         1996       1997
                                                                                 -------------    ------     -----
                                                                                                      (UNAUDITED)
Cash Flows from Operating Activities
Net income......................................................................    $ 3,746      $   553    $1,087
                                                                                     ------      -------    -------
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization, including assets under capital lease...........        639          152       139
  Provision for doubtful accounts receivable....................................        250          113       --
  Changes in noncash operating assets and liabilities:
    Decrease (increase) in accounts receivable..................................      1,424       (1,697)    (1,813)
    (Increase) decrease in inventories..........................................       (127)         531       (706)
    Decrease in prepaid income taxes............................................         26            1       --
    (Increase) decrease in prepaid expenses and other current assets............        (95)          (3)        43
    Decrease in other assets--deferred income taxes.............................         16         --         --
    (Increase) in security deposits.............................................         (1)        --         --
    (Increase) in due from Fishlang Realty, LLC.................................       --             (8)      --
    Decrease in due from TLG Realty, LLC........................................       --           --           43
    (Increase) decrease in due from related companies...........................       (118)        --            5
    Decrease in loans receivable, included in other assets......................         18           73        262
    (Decrease) increase in accounts payable.....................................     (1,519)         586        871
    Increase in accrued expenses and other current liabilities..................        346          106        169
    (Decrease) in due to Huxley Envelope Corporation............................        (56)        --          (93)
    Increase (decrease) in liability for income taxes...........................        215          (33)        (2)
    Increase in due to Apple Industrial Condominium.............................       --           --           84
                                                                                     ------      -------    -------
      Total Adjustments.........................................................      1,018         (179)      (998)
                                                                                     ------      -------    -------
      Net cash provided by operating activities.................................      4,764          374         89
                                                                                     ------      -------    -------

                    See accompanying notes to financial statements.

                  UNITED ENVELOPE CO., INC. AND AFFILIATE
                    COMBINED STATEMENT OF CASH FLOWS
                         (In 000's) (Continued)

                                                                                                 THREE MONTHS ENDED
                                                                                   YEAR ENDED         MARCH 31,
                                                                                  DECEMBER 31,  --------------------
                                                                                      1996         1996       1997
                                                                                 -------------    ------     -----
                                                                                                      (UNAUDITED)
Cash Flows from Investing Activities
  Acquisitions of property, plant and equipment.................................    $   (69)     $  (64)    $   (17)
  (Increase) decrease in cash surrender value, net of loans payable.............       (147)         30         (26)
  Decrease in employee loans, included in other assets..........................          5           6         --
  (Increase) in due from TLG Realty, LLC........................................     (1,255)        --          (40)
                                                                                     ------      -------    -------
    Net cash (used in) investing activities.....................................     (1,466)         (28)       (83)
                                                                                     ------      -------    -------
Cash Flows from Financing Activities
  Cash proceeds from short-term secured borrowings from bank....................      4,300          150        500
  Principal payments of short-term secured borrowings from bank.................     (5,142)        (150)    --
  Principal payments of long-term debt, including capital lease obligation......       (758)        (126)      (118)
  Dividends paid................................................................     (1,642)        (275)      (188)
                                                                                     ------      -------    -------
    Net cash (used in) provided by financing activities.........................     (3,242)        (401)       194
                                                                                     ------      -------    -------
Net increase (decrease) in cash.................................................         56          (55)       200
Cash at beginning of period.....................................................        707          707        763
                                                                                     ------      -------    -------
Cash at End of Period...........................................................    $   763      $   652    $   963
                                                                                     ------      -------    -------
                                                                                     ------      -------    -------
Supplementary Information:
  Income taxes paid during the period...........................................    $   226      $   109    $   138
                                                                                     ------      -------    -------
                                                                                     ------      -------    -------
  Interest paid during the period...............................................    $   562    $     182    $   138
                                                                                     ------      -------    -------
                                                                                     ------      -------    -------

                   See accompanying notes to financial statements.

                    UNITED ENVELOPE CO., INC. AND AFFILIATE
                          NOTES TO FINANCIAL STATEMENTS
                                    (In 000's)


NATURE OF OPERATIONS
     The Company manufactures and prints envelopes for sale to commercial customers throughout the United States.

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF COMBINATION

    The combined financial statements include the accounts of United Envelope Co., Inc. ("United") and Rex Envelope Co., Inc. ("Rex") (the "Company"). Two shareholders who own 90.9% of the outstanding shares of United own 100% of the outstanding shares of Rex. Significant intercompany accounts and transactions are eliminated in combination.

    The affiliated companies, whose financial statements are combined herein, are related through common ownership and control. In addition, each has pledged certain assets and guaranteed certain long-term indebtedness of the other as described in Note H. In view of their close operating and financial relationship, the preparation of combined financial statements was considered appropriate. The combined statements, however, do not refer to a legal entity and neither of the companies guarantees trade obligations of the other.

    INVENTORIES

    Inventories are stated at the lower of cost, generally by the first-in, first-out method, or market.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed by straight-line and accelerated methods at rates based upon the estimated useful lives of the respective assets.

    PRO FORMA NET INCOME (UNAUDITED)

    The pro forma information presented in the combined statements of income reflect the pro forma effects of income taxes at an effective rate of 44%, as if the company had been a taxable entity in all tax jurisdictions.

    INTERIM FINANCIAL INFORMATION

    Interim financial information for the periods of three months ended March 31, 1997 and 1996 are unaudited. In the opinion of management, this information reflects all adjustments, consisting only of adjustments of a normal recurring nature, necessary for fair presentation of such financial statements. Financial results for interim periods are not necessarily indicative of results for a full year.

                    UNITED ENVELOPE CO., INC. AND AFFILIATE
                          NOTES TO FINANCIAL STATEMENTS
                                    (In 000's)
                                   (CONTINUED)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B--ACCOUNTS RECEIVABLE, PLEDGED

    The Company has granted a continuing lien on all accounts receivable as collateral to secure indebtedness to Fleet Bank ("Fleet") and Chase Manhattan Bank ("Chase"). See Note H.

NOTE C--INVENTORIES

    Inventories, consisting of envelopes and paper, amount to $2,921 as at December 31, 1996.

NOTE D--DUE FROM TLG REALTY, LLC

    In August 1996, Fishlang Realty, LLC, an entity owned by the majority shareholders of United, changed its name to TLG Realty, LLC. ("TLG"). The balance due as at December 31, 1996 consists of the following:

                                                                                  TOTAL      CURRENT   NONCURRENT
                                                                                ----------  ---------  -----------
Loan receivable(1)............................................................  $      235  $      61   $     174
Loan receivable(2)............................................................        1250                   1250
Accommodation advances........................................................          55         55
                                                                                ----------  ---------  -----------
     Total, Net...............................................................  $     1540  $     116   $    1424
                                                                                ----------  ---------  -----------
                                                                                ----------  ---------  -----------

(1) The amount represents the balance of a $425 loan to TLG in 1994 for the purchase of facilities rented to United. The note is payable in 10 remaining quarterly installments of $15 and a final principal installment of $83 due September 17, 1999, with interest at 3/4% above the prime rate.

(2) The proceeds of the loan were used by TLG to provide funds for working capital to a related company in connection with TLG's acquisition of a 66.7% interest in the related company effective August 1, 1996. The obligation to TLG is evidenced by an interest bearing note. See Note E.

    See Notes K and M for additional information concerning TLG.

                    UNITED ENVELOPE CO., INC. AND AFFILIATE
                          NOTES TO FINANCIAL STATEMENTS
                                    (In 000's)
                                   (CONTINUED)

NOTE E--DUE FROM RELATED COMPANIES

    The amount due from related companies as at December 31, 1996 results from the following:

     Balance due from sales....................................  $     111
     Accommodation advances....................................          7
                                                                 ---------
     Total.....................................................  $     118
                                                                 ---------
                                                                 ---------

    For the year ended December 31, 1996, sales by the Company to a related company amounted to approximately $805. As at December 31, 1996, the related company is obligated to TLG (see Note D) under an interest-bearing note which will be repaid to TLG based upon the related Company's available cash flow. The loan approximates the underlying net assets of the related company as at December 31, 1996.

NOTE F--PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment as at December 31, 1996 are summarized as follows:

                                                                                          ACCUMULATED      BOOK
                                                                                 COST     DEPRECIATION    VALUE
                                                                              ----------  ------------  ----------
Machinery and fixtures......................................................  $    4,517   $    4,030   $      487
Transportation and delivery equipment.......................................          77           27           50
Leasehold improvements principally to property under capital lease..........       1,455          817          638
                                                                              ----------  ------------  ----------
     Total..................................................................  $    6,049   $    4,874   $    1,175
                                                                              ----------  ------------  ----------
                                                                              ----------  ------------  ----------

    Depreciation and amortization, including assets under capital lease, amounted to $639 in 1996.

NOTE G--OTHER ASSETS

    Other assets as at December 31, 1996 consist of the following:

     Loans receivable, officers [payable on demand with
       interest at 5.63% (1996) per annum].........................  $     731
     Loans receivable from employees(1)............................         25
     Security deposits.............................................         54
     State of Israel bonds.........................................          9
     Goodwill......................................................          4
     Deferred income taxes(2)......................................         80
                                                                     ---------
          Total....................................................  $     903
                                                                     ---------
                                                                     ---------

(1) Loans receivable from employees are the result of advances made by the Company.

(2) United provides deferred income taxes in connection with a timing difference related to a capital lease. See Notes J and K.

                    UNITED ENVELOPE CO., INC. AND AFFILIATE
                          NOTES TO FINANCIAL STATEMENTS
                                    (In 000's)
                                   (CONTINUED)

NOTE H--NOTES PAYABLE, BANKS, COLLATERALIZED

    The Company is indebted to Fleet and Chase for notes payable, evidencing secured loans, in the amount of $4,800 as at December 31, 1996. The notes payable to Fleet, amounting $2,400, bear interest at 7.88% per annum and are due June 2, 1997. The notes payable to Chase, aggregating to $2,400, consist of notes payable of $1,300, with interest at 7.5% due February 2, 1997, and $1,100, with interest at 7.53% due March 11, 1997, respectively. The liability is collateralized by a lien on the accounts receivable of the Company.

NOTE I--ACCOUNTS PAYABLE

    Accounts payable, amounting to $4,806 as at December 31, 1996, consist of amounts due to trade creditors on open account.

NOTE J--INCOME TAXES AND DISTRIBUTIONS PAYABLE TO SHAREHOLDERS

    The shareholders of the Company have elected, under Subchapter S of the Internal Revenue Code and related state statutes, to assume the liability for federal and certain state taxes on their income tax returns. Accordingly, no federal and certain state income taxes have been provided on such "Subchapter S" income. In consideration of the assumption by its shareholders of the Company's income tax liability, the Company makes distributions to its shareholders for the payment of income taxes applicable to Subchapter S income. For the year ended December 31, 1996, the Company declared dividends of $1,859 from the current year Subchapter S earnings. Distributions payable to shareholders at December 31, 1996, amounting to $256, consist of the balance of the current year dividends on Subchapter S income.

    The liability for income taxes as at December 31, 1996, amounting to $248, consists of the current period provision, less prepayments. The combined income tax provision for the year ended December 31, 1996 amounted to $484.

    United provides deferred New York State and New York City income taxes in connection with a timing difference related to the capital lease obligation referred to in Note K. As at December 31, 1996, the net accumulated deferred charge for income taxes amounts to $80, and has been included among "Other Assets." See Note G.

NOTE K--OBLIGATION UNDER CAPITAL LEASE AND RELATED GUARANTEE

    On June 1, 1985, United Envelope Co., Inc. entered into a lease agreement with TLG Realty, LLC ("TLG") (formerly Fishlang Realty, LLC), a limited liability company whose members are officer/ shareholders of United, under which United leases from TLG the Company's main facility in New York City. The cost of the acquisition and construction of the facility was financed by TLG from the sale by the Industrial Development Agency of the City of New York of $5,000 of Industrial Development Revenue Bonds ("Bonds") to the National Westminster Bank USA ("NatWest") (subsequently Fleet, as successor to NatWest.) The lease, which meets the criteria for capitalization, has been capitalized by United. Rental payments under the lease are $58 a month as at December 31, 1996.

                    UNITED ENVELOPE CO., INC. AND AFFILIATE
                          NOTES TO FINANCIAL STATEMENTS
                                    (In 000's)
                                   (CONTINUED)

NOTE K--OBLIGATION UNDER CAPITAL LEASE AND RELATED GUARANTEE (CONTINUED)

    Leased property under the capital lease as at December 31, 1996 consists of the following:

     Land and buildings...........................................  $    5000
     Less: Accumulated depreciation...............................       3833
                                                                    ---------
          Net Book Value..........................................  $    1167
                                                                    ---------
                                                                    ---------

    Under the terms of related agreements, United is obligated to make rental payments in amounts sufficient to enable the Bond Trustee to make Bond principal installment and interest payments as they become due.

    The Bonds are payable together with interest in quarterly principal installments of $105 through April 1, 2000.

    On March 28, 1990, United entered into an interest rate swap agreement with NatWest which effectively changes the interest rate exposure on the indebtedness to a fixed 7.59% per annum over the remaining term of the loan.

    Future minimum payments under the above lease consisted of the following as at December 31, 1996:

     YEARS ENDING DECEMBER 31,                                   AMOUNT
     --------------------------------------------------------  ----------

     1997....................................................   $     690
     1998....................................................         690
     1999....................................................         690
     2000....................................................         288
                                                                ----------
     Minimum lease payments..................................       2,358
     Amounts representing interest at 11.38%.................         393
                                                                ----------
     Present Value of Minimum Lease Payments.................   $   1,965
                                                                ----------
                                                                ----------
     Current portion..........................................  $     491
     Long-term portion........................................      1,474
                                                                ----------
          Total...............................................  $   1,965
                                                               ----------
                                                               ----------

    United has guaranteed the payment of the principal and interest on the Bonds, and the Bonds are secured by the facility and an assignment of the lease between TLG and United.

                    UNITED ENVELOPE CO., INC. AND AFFILIATE
                          NOTES TO FINANCIAL STATEMENTS
                                    (In 000's)
                                   (CONTINUED)

NOTE K--OBLIGATION UNDER CAPITAL LEASE AND RELATED GUARANTEE (CONTINUED)

    Until the obligation under capital lease is paid in full, the Company must maintain at all times the following financial covenants (as defined in the related agreement):

     Minimum ratio of combined current assets to combined
       current liabilities........................................  1.3 to 1.0
     Minimum working capital......................................  $3,000
     Minimum tangible net worth...................................  $4,845
     Maximum ratio of total combined liabilities to tangible
       net worth..................................................  2.54 to 1.0

    The Company must maintain as at the last day of each of its fiscal years a ratio of (i) combined net income plus the expense for depreciation and amortization less dividends and capital expenditures for such year to (ii) the required payments of principal to be paid on the current portion of long-term indebtedness during such year amounting to 1.5.

    Also, the agreement contains certain restrictions relating to the purchase and sale of assets and the creation of additional indebtedness by United and TLG.

    As at December 31, 1996, the Company was in compliance with the above financial covenants.

NOTE L--DUE TO HUXLEY ENVELOPE CORPORATION

    The net balance due to Huxley Envelope Corporation ("Huxley"), an affiliated company, amounted to $93 as at December 31, 1996.

    Sales by the Company to Huxley amounted to approximately $467 in 1996. Sales by Huxley to the Company amounted to approximately $6,986 in 1996.

NOTE M--COMMITMENTS

EMPLOYMENT AGREEMENT

    Effective January 1, 1994, the Company entered into an employment agreement with Isaac Moinester. The agreement obligates the Company to pay Mr. Moinester for the period from January 1, 1995 through March 31, 1997 annual compensation of $250 plus additional annual compensation equal to 12% of the combined net income of the Company (as defined), with minimum additional annual compensation of $100. In the event of his employment termination or death prior to March 31, 1997, the annual compensation and additional compensation cease. The agreement also provides for payments of $100 annually to Mr. Moinester, or his survivors, for ten years beginning April 1, 1997 or one month after his employment termination or death.

                    UNITED ENVELOPE CO., INC. AND AFFILIATE
                          NOTES TO FINANCIAL STATEMENTS
                                    (In 000's)
                                   (CONTINUED)

NOTE M--COMMITMENTS (CONTINUED)

OPERATING LEASES

    United Envelope Co., Inc. is additionally obligated to TLG, under a five-year operating lease for factory, warehouse and office space located at 525 West 52nd Street for annual rentals of $128 per annum which began October 1, 1994. See Notes D and K.

    The Company is obligated under an operating lease for factory, warehouse and office space located at 111 Eighth Avenue, New York, New York, occupied by Rex, for a term of approximately ten years with annual rentals ranging from $434 to $536. Fleet Bank has issued, on behalf of the Company, a letter of credit in the amount of $178 as security to the landlord pursuant to this lease.

    Rex Envelope Co., Inc. is obligated under an operating lease expiring April 30, 2002 for factory, warehouse and office space located at 74 Charlton Street, New York, New York, for annual rentals of $275 with rental increases of 5% per annum from May 1, 1988. In January 1995, Rex subleased the aforementioned facility through April 29, 2002. Annual subrentals under the lease increase from $170 for the first year to $208 for the final year.

    Minimum rental payments under the above leases consist of the following:

     YEARS ENDING DECEMBER 31,                                    AMOUNT
     ---------------------------------------------------------  ----------

     1997.....................................................   $     924
     1998.....................................................         985
     1999.....................................................         980
     2000.....................................................         904
     2001.....................................................         926
     Thereafter...............................................       2,104
                                                                ----------
          Total...............................................   $   6,823
                                                                ----------
                                                                ----------

    Aggregate minimum future rentals under the aforementioned sublease approximate $1,032.

    Total rent expense charged to operations for the year ended December 31, 1996 was $1,020.

LETTER OF CREDIT

    Fleet has issued a letter of credit in the amount of $10 on behalf of the Company.

                    UNITED ENVELOPE CO., INC. AND AFFILIATE
                          NOTES TO FINANCIAL STATEMENTS
                                    (In 000's)
                                   (CONTINUED)

NOTE N--RETIREMENT PLANS

    United and Rex have qualified defined contribution profit sharing plans covering certain nonunion salaried employees. Subject to certain limitations, the annual contributions by the Companies are at the discretion of the Boards of Directors. Participants in the plans may make voluntary contributions. Contributions to the plans are made by the Companies based upon fixed percentages of the salaries and of the voluntary contributions of eligible employees. The plans provide generally for normal retirement at age 65. The cost of the plans charged to operations was $138 for the year ended December 31, 1996. The Companies' policy is to fund accrued retirement costs.

    Rex also sponsored a qualified defined benefit pension plan which has been terminated. Accrued pension cost, amounting to $10 as at December 31, 1996, has been provided for the actuarially determined estimated unfunded liability on termination of the pension plan.

    United also contributes to the Printing Specialists and Paper Products Union (Local #447) and the International Brotherhood of Teamsters (Local #807) plans, covering its union employees, pursuant to the terms of collective bargaining agreements. Pension costs included in employee welfare, amounting to $76 for the year ended December 31, 1996, were based upon the rates in the union contracts. Under the Multiemployer Pension Plan Amendments Act of 1980, withdrawing employers become liable for their allocable share of the plan's unfunded vested liability. The amount of such contingent liabilities, if any, has not been determined as at December 31, 1996.

NOTE O--RETAINED EARNINGS

    Combined retained earnings of the Company, amounting to $5,436 as at December 31, 1996, consist of "Subchapter C" retained earnings from which dividends, if paid, will be taxable to shareholders and previously taxed "Subchapter S" retained earnings, as follows:

                                               TOTAL       UNITED       REX
                                             ----------  ----------  ---------

"Subchapter C" retained earnings...........  $    1,247  $      995  $     252
"Subchapter S" retained earnings...........       4,189       3,691        498
                                             ----------  ----------  ---------
     Total.................................  $    5,436  $    4,686  $     750
                                             ----------  ----------  ---------
                                             ----------  ----------  ---------

NOTE P--INTEREST EXPENSE

    Interest expense aggregated $687 for the year ended December 31, 1996.

NOTE Q--SUBSEQUENT EVENTS

    The Company's shareholders have signed a letter of understanding to proceed with negotiation of a definitive agreement to exchange their common stock interest in the Company for shares of common stock of an acquiring company. The exchange of stock is subject to full legal and financial due diligence review by the acquiring company. The letter may be terminated by either party in the event the proposed acquisition has not been completed by April 25, 1997.

    During April 1997, the Company commenced negotiations to purchase the assets of a company engaged in business activities similar to those of the Company for cash of approximately $450.

                          INDEPENDENT AUDITORS' REPORT




To the Shareholders of
Huxley Envelope Corporation
Industrial Park Blvd.
Mt. Pocono Industrial Park
Mt. Pocono, Pennsylvania 18344

    We have audited the accompanying balance sheet of Huxley Envelope Corporation as at December 31, 1996, and the related statements of income, changes in shareholder equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Huxley Envelope Corporation as at December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

    As referred to in Note A to the financial statements, the Company changed its method of computing depreciation for machinery and equipment in 1996.

                                               HERTZ, HERSON & COMPANY, LLP



New York, New York
March 7, 1997, except for Note L,
as to which the date is April 14, 1997

                            HUXLEY ENVELOPE CORPORATION
                                  BALANCE SHEETS
                                    (In 000's)

                                                                                    MARCH 31,
                                                                    DECEMBER 31,      1997
                                                                        1996       (UNAUDITED)
------------------------------------------------------------------  -------------  -----------
         ASSETS--PLEDGED--NOTE B

Current Assets
  Cash............................................................    $     246     $      45
  Accounts receivable, net........................................         2463          2931
  Inventories--Notes A and C......................................         3044          3543
  Due from related companies--Note D..............................           93        --
  Prepaid and refundable income taxes--Note E.....................            6        --
  Prepaid expenses and other current assets.......................           38           209
                                                                         ------    -----------
    Total Current Assets..........................................         5890          6728

Due from Pocono Envelope Company..................................       --               575
Property and Equipment, Net--Notes A and F........................         2752          3208
Other Assets, Partially Pledged--Note G...........................          549            62
                                                                         ------    -----------
    TOTAL ASSETS..................................................    $    9191     $   10573
                                                                         ------    -----------
                                                                         ------    -----------

         LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Loan payable, The CIT Group/Business Credit, Inc.,
   collateralized--Note H.........................................    $    2763     $    3093
  Term loans payable, The CIT Group/Business Credit, Inc.,
   collateralized -current portion--Note I........................          988           628
  Term loan payable, PNC Bank--current portion--Note I............          120           250
  Equipment note payable, collateralized--current portion-- Note I            7             8
  Dividends payable--Note E.......................................           45           189
  Accounts payable................................................         1527          1367
  Liability for income taxes--Note E..............................          --             32
  Deferred income, noncompete agreement--current portion--Note J..           25            25
  Accrued expenses and other current liabilities..................          258           199
                                                                         ------    -----------
    Total Current Liabilities.....................................         5733          5791
                                                                         ------    -----------
Long-term Debt
  Term loans payable, The CIT Group/ Business Credit,
    Inc., collateralized--Note I..................................          949          1874
  Term loan payable, PNC Bank--Note I.............................          620           833
  Equipment note payable, collateralized--Note I..................            2        --
                                                                         ------    -----------
    Total Long-term Debt..........................................         1571          2707
                                                                         ------    -----------
Deferred Income--Noncompete Agreement--Note J.....................           40            33
                                                                         ------    -----------
    Total Liabilities.............................................         7344          8531
                                                                         ------    -----------
Commitments--Note K
Subsequent Events--Note L

Shareholders' Equity
 Common Stock, No Par Value:
   Authorized 2,000 shares; issued and outstanding 1,350 shares...         1250          1250
Retained earnings.................................................          597           792
                                                                         ------    -----------
    Total Shareholders' Equity....................................         1847          2042
                                                                         ------    -----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................    $    9191     $   10573
                                                                         ------    -----------
                                                                         ------    -----------

    See accompanying notes to financial statements.



                            HUXLEY ENVELOPE CORPORATION
                    STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                             (In 000's, except shares)


                                                                         COMMON STOCK
                                                                   ------------------------     RETAINED
                                                                     NUMBER                     EARNINGS          TOTAL
                                                                       OF                     (ACCUMULATED    SHAREHOLDERS'
                                                                     SHARES       AMOUNT        DEFICIT)         EQUITY
                                                                   -----------  -----------  ---------------  -------------
Balance at December 31, 1995.....................................        1350    $    1250      $     (15)      $    1235
Net income.......................................................                                    1306            1306
Distributions to shareholders--Note E............................                                    (694)           (694)
                                                                        -----   -----------           ---          ------
Balance at December 31, 1996.....................................        1350         1250            597            1847
Net income (unaudited)...........................................                                     390             390
Distributions to shareholders (unaudited)........................                                    (195)           (195)
                                                                        -----   -----------           ---          ------
Balance at March 31, 1997 (Unaudited)............................        1350    $    1250      $     792       $    2042
                                                                        -----   -----------           ---          ------
                                                                        -----   -----------           ---          ------

    See accompanying notes to financial statements.

                            HUXLEY ENVELOPE CORPORATION
                               STATEMENTS OF INCOME
                                   (In 000's)

                                                                                                   THREE MONTHS ENDED
                                                                                    YEAR ENDED         MARCH 31,
                                                                                   DECEMBER 31,   --------------------
                                                                                       1996         1996       1997
                                                                                   -------------  ---------  ---------
                                                                                                      (UNAUDITED)
Net sales........................................................................    $   21844    $    5407  $    5841
Cost of goods sold...............................................................        17589         4280       4640
                                                                                   -------------  ---------  ---------
  Gross profit...................................................................         4255         1127       1201
                                                                                   -------------  ---------  ---------
Operating Expenses
  Selling........................................................................         1008          249        293
  General and administrative.....................................................         1412          380        358
                                                                                   -------------  ---------  ---------
    Total Operating Expenses.....................................................         2420          629        651
                                                                                   -------------  ---------  ---------
Operating income.................................................................         1835          498        550
Other (expense) income...........................................................         (171)          (7)         6
                                                                                   -------------  ---------  ---------
Income before taxes and interest.................................................         1664          491        556
Interest expense.................................................................          461          105        134
                                                                                   -------------  ---------  ---------
Income before income taxes.......................................................         1203          386        422
Provision for income taxes--Note E...............................................           15           31         32
                                                                                   -------------  ---------  ---------
Income before cumulative effect of a change in accounting principle..............         1188          355        390
Cumulative effect on prior year of changing to a different depreciation
  method--Note A.................................................................          118          118     --
                                                                                   -------------  ---------  ---------
Net income.......................................................................    $    1306    $     473  $     390
                                                                                   -------------  ---------  ---------
                                                                                   -------------  ---------  ---------
Pro forma net income assuming the new depreciation method is applied
  retroactively--Note A..........................................................         1188    $     355
                                                                                   -------------  ---------
                                                                                   -------------  ---------
Pro Forma Income Data, Assuming Pro Forma Provision for Income Taxes:
  Income before income taxes.....................................................    $    1203    $     386  $     422
  Pro forma provision for income taxes (unaudited)...............................          493          158        173
                                                                                   -------------  ---------  ---------
Pro Forma Net Income Excluding Cumulative Effect Adjustment (Unaudited)..........          710    $     228  $     249
                                                                                   -------------  ---------  ---------
                                                                                   -------------  ---------  ---------

    See accompanying notes to financial statements.

                          HUXLEY ENVELOPE CORPORATION
                            STATEMENT OF CASH FLOWS
                                  (In 000's)

                                                                                                    THREE MONTHS ENDED
                                                                                     YEAR ENDED         MARCH 31,
                                                                                    DECEMBER 31,   --------------------
                                                                                        1996         1996       1997
                                                                                    -------------  ---------  ---------
                                                                                                       (UNAUDITED)
Cash Flows from Operating Activities
  Net income......................................................................    $    1306    $     473  $     390
                                                                                         ------    ---------  ---------
  Adjustments to reconcile net income to net cash provided by (used in)
   operating activities:
    Cumulative effect of accounting change........................................         (118)        (118)    --
    Depreciation and amortization.................................................          332           76        128
    (Decrease) in deferred income on sale of assets...............................          (25)          (7)        (7)
    Changes in noncash operating assets and liabilities:
      (Increase) in accounts receivable...........................................         (533)        (747)      (468)
      (Increase) in inventories...................................................         (423)        (294)      (499)
      Decrease (increase) in prepaid expenses and other current assets............           28         (177)      (171)
      Decrease in due from related companies......................................           56          150         93
      (Increase) in due from Pocono Envelope Company..............................          (92)         (44)      (575)
      Decrease in other assets....................................................           16           75        488
      Decrease in due from shareholders...........................................           49           49     --
      Decrease in prepaid and refundable taxes....................................           50           55          6
      Increase (decrease) in accounts payable.....................................          654           10       (160)
      (Decrease) in accrued expenses and other current liabilities................         (126)        (127)       (27)
                                                                                         ------    ---------  ---------
        Total Adjustments.........................................................         (132)       (1099)     (1192)
                                                                                         ------    ---------  ---------
        Net cash provided by (used in) operating activities.......................         1174         (626)      (802)
                                                                                         ------    ---------  ---------
Cash Flows from Investing Activities
  Acquisitions of equipment.......................................................       (1,154)      --           (584)
  Deposit on purchase of equipment................................................         (246)      --         --
                                                                                         ------    ---------  ---------
        Net cash (used in) investing activities...................................        (1400)      --           (584)
                                                                                         ------    ---------  ---------
Cash Flows from Financing Activities
  Proceeds from issuance of long-term debt........................................          771       --           1135
  Increase in short-term borrowings...............................................         1047          767        102
  Principal payments of long-term debt............................................         (717)        (142)    --
  Dividends paid..................................................................         (649)      --            (52)
                                                                                         ------    ---------  ---------
        Net cash provided by financing activities.................................          452          625       1185
                                                                                         ------    ---------  ---------
Net increase (decrease) in cash...................................................          226           (1)      (201)
Cash at beginning of period.......................................................           20           20        246
                                                                                         ------    ---------  ---------
Cash at End of Period.............................................................    $     246    $      19  $      45
                                                                                         ------    ---------  ---------
                                                                                         ------    ---------  ---------
Supplemental Information:
  Cash payments for interest......................................................    $     458    $     105  $     134
                                                                                         ------    ---------  ---------
                                                                                         ------    ---------  ---------
  Cash (recoveries of) payments for income taxes..................................    $     (34)   $       1  $       2
                                                                                         ------    ---------  ---------
                                                                                         ------    ---------  ---------

                     See accompanying notes to financial statements.

                          HUXLEY ENVELOPE CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                                   (IN 000'S)
NATURE OF OPERATIONS

The Company manufactures and prints envelopes for sale to commercial customers throughout the United States.

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   INVENTORIES

Inventories are stated at the lower of cost, (first-in, first-out method), or market.

   PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed by straight-line and accelerated methods at rates based upon the estimated useful lives of the respective assets.

Depreciation of machinery and equipment has been computed by the straight-line method in 1996. Depreciation of machinery and equipment in prior years was computed by accelerated methods. The Company believes the new method more appropriately reflects the timing of the economic benefits to be received from these assets over their estimated useful lives and has applied the new method retroactively to machinery and equipment acquired in 1995. The effect of the change in 1996 was to increase net income by approximately $289. The adjustment of $118 to apply retroactively the new method is included in income of 1996. The pro forma amounts shown on the statement of income have been adjusted for the effect of retroactive application on depreciation had the new method been in effect.

   PRO FORMA NET INCOME (UNAUDITED)

The pro forma information presented in the statements of income reflect the pro forma effects of income taxes at an effective rate of 41%, as if the company had been a taxable entity in all tax jurisdictions.

   INTERIM FINANCIAL INFORMATION

Interim financial information for the periods of three months ended March 31, 1997 and 1996 are unaudited. In the opinion of management, this information reflects all adjustments, consisting only of adjustments of a normal recurring nature, necessary for fair presentation of such financial statements. Financial results for interim periods are not necessarily indicative of results for a full year.

   USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B--PLEDGE OF ASSETS

The Company has pledged substantially all its assets as collateral for indebtedness owing to The CIT Group/Business Credit, Inc. ("CITBC"). See Notes H and I.

                          HUXLEY ENVELOPE CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 (IN 000'S)

NOTE C--INVENTORIES, PLEDGED

Inventories as at December 31, 1996 are as follows:

                Raw materials....................  $1616
                Work in process..................     72
                Finished product.................   1356
                                                   -----
                    Total........................  $3044
                                                   -----
                                                   -----

NOTE D--DUE FROM RELATED COMPANIES, PLEDGED

The Company sells finished product to Rex Envelope Co., Inc. ("Rex") and purchases contract labor and services from United Envelope Co., Inc. ("United"), companies affiliated through certain common stock ownership. The balance due from the related companies amounts to $93 as at December 31, 1996. Sales to the Company amounted to approximately $467 in 1996. Sales by the Company to the affiliates amounted to approximately $6,986 for the year ended December 31, 1996.

NOTE E--INCOME TAXES, DUE FROM SHAREHOLDERS AND DIVIDENDS

The shareholders of the Company elected, under Subchapter S of the Internal Revenue Code and applicable state statutes, to assume the liability for federal and certain state taxes on the Company's income. Accordingly, no federal income taxes have been provided on such "Subchapter S" income which amounted to $1,188 for the year ended December 31, 1996.

Prepaid and refundable income taxes, amounting to $6 as at December 31, 1996, represent prepayments less the current provision for state and local income taxes.

In accordance with the Company's policy of distributing Subchapter S income to its shareholders, dividends were declared amounting to $694 in 1996.

NOTE F--PROPERTY AND EQUIPMENT, PLEDGED

Property and equipment as at December 31, 1996 are summarized as follows:

            Machinery and equipment......................  $3026
            Transportation and delivery equipment........     21
            Deposit on machinery (represents
              approximately 50% of total cost)...........    246
                                                           -----
                                                            3293
            Less: Accumulated depreciation...............    541
                                                           -----
            Net Book Value...............................  $2752
                                                           -----
                                                           -----

Depreciation amounted to $331 for the year ended December 31, 1996.

                          HUXLEY ENVELOPE CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                    (IN 000'S)

NOTE G--OTHER ASSETS, PARTIALLY PLEDGED

Other assets as at December 31, 1996 consist of the following:

Due from Pocono Envelope Company (1).................................  $383
Deferred financing costs, net of amortization........................    55
Deferred organization costs, net of amortization.....................     9
Security deposits....................................................     7
Loans to employees related to relocation--noncurrent
  portion (2)........................................................    95
                                                                       ----
      Total..........................................................  $549
                                                                       ----
                                                                       ----

(1) The amount due from Pocono Envelope Company, a company affiliated through common stock ownership, represents security deposits totalling $250 and advance rents on premises which the Company occupied in 1995. See related Note K.

(2) The current portion of such loans amounts to $27 and is included among Prepaid Expenses and Other Current Assets.

Note H--Loan Payable, The CIT Group/Business Credit, Inc., Collateralized

The balance payable of $2,763 as at December 31, 1996, represents amounts due under a line of credit provided to the Company by CITBC. The line of credit is collateralized by assignments of substantially all the assets of the Company. The balance payable bears interest at prime plus 1/2% per annum.

Under the terms of the related financing agreement, CITBC is committed to make revolving loans to the Company up to the lesser of (i) $4,000 plus the principal repaid to CITBC by the Company on the term loans referred to in
Note I, or (ii) amounts based upon certain designated percentages of the Company's eligible accounts receivable and inventory, as defined. The related financing agreement subjects the Company to certain covenants that are described in Note I.

NOTE I--LONG-TERM DEBT, COLLATERALIZED

LONG-TERM DEBT CONSISTS OF:

                              INTEREST RATE    TOTAL     CURRENT   LONG-TERM
                              -------------   -------   ---------  ---------
CITBC Loans (1):
  Term loan A                  Prime +1/4%     $  1080    $   820     $   260
  Term loan B                  8.9641%             738        134         604
  Term loan C                  8.9641%             119         34          85
                                               -------    -------     -------
  Term CITBC Loans                                1937        988         949
Term Loan--PNC Bank (2)                            740        120         620
Equipment loans (3)                                  9          7           2
                                               -------    -------     -------
      Total                                    $  2686    $  1115     $  1571
                                               -------    -------     -------
                                               -------    -------     -------

                          HUXLEY ENVELOPE CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (IN 000'S)

NOTE I--LONG-TERM DEBT, COLLATERALIZED (CONTINUED)

(1) The Company is indebted to CITBC for term loans totaling $1,937 as at December 31, 1996. Term loan A is payable in 16 quarterly principal installments which commenced September 1, 1995. The remaining quarterly payments, as amended, consist of five payments of $205 each and a final payment of $55. Term loan B, which commenced July 28, 1995, is payable in eighty-four monthly principal payments of $11 each. Term loan C, which commenced July 28, 1995, is payable in fifty-four monthly principal payments of $3 each. The loans are collateralized by substantially all of the assets of the Company. See Note B.

    Until the loans are paid in full, the Company must meet the following financial requirements set forth in the related financing agreement for the periods designated in the table below.

                                                       MINIMUM
                              MINIMUM      MINIMUM     INTEREST      MINIMUM      MAXIMUM
                              WORKING        NET       COVERAGE      CURRENT     LEVERAGE
                              CAPITAL       WORTH      RATIO (A)      RATIO      RATIO (B)
                             ---------    ---------    ---------    --------     ---------
For the Periods:
  02/28/95--03/31/96          $  900       $ 1000     1.7 to 1.0   1.1 to 1.0   6.0 to 1.0
  04/01/96--12/30/96            1100         1300     1.9 to 1.0   1.1 to 1.0   6.0 to 1.0
  12/31/96--12/30/97            1300         1400     1.9 to 1.0   1.1 to 1.0   6.0 to 1.0
  12/31/97 and thereafter       1500         1600     1.9 to 1.0   1.1 to 1.0   6.0 to 1.0

------------------------

    (a) Ratio of earnings before all interest and taxes to interest.

    (b) Ratio of total liabilities to net worth

    The financing agreement also contains certain restrictions on the Company relating to, among other things, the purchase and sale of assets, creation of additional indebtedness, maximum compensation to executive officers and minimum life insurance on officers. The Company is in compliance with the loan covenants and restrictions or has obtained the appropriate waivers.

(2) The Company is indebted to PNC Bank on a term loan payable in sixty monthly installments of $16, including interest at 8.69% per annum, with the final installments due in October 2001. Under the terms of the related loan agreement and other loan agreements between Pocono Envelope Company and PNC (see Note K), the loan is collateralized by specific equipment of the Company and the Company is subject to the above described covenants. The Company is in compliance with such covenants or has obtained the appropriate waivers from PNC.

(3) The equipment loans are payable in monthly installments, including interest through May 1998.

                          HUXLEY ENVELOPE CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                   (IN 000'S)

NOTE I--LONG-TERM DEBT, COLLATERALIZED (CONTINUED)

Maturities of the long-term portion are as follows:

                  YEARS ENDING DECEMBER 31,
                  ---------------------------
                            1998                      $  572
                            1999                         324
                            2000                         321
                            2001                         287
                            2002                          67
                                                      ------
                            Total                     $ 1571
                                                      ------
                                                      ------

NOTE J--NONCOMPETE AGREEMENT

In connection with the sale of certain equipment in a prior year, the Company also entered into a noncompete agreement with the buyer. Under the agreement, the Company agreed not to compete with the buyer's business for a period of 5 years in exchange for $125. Such amount is being amortized to income over the term of the agreement. Amortization for the year ended December 31, 1996 amounted to $25.

NOTE K--COMMITMENTS

Lease with and Guarantee of Indebtedness of Pocono Envelope Company ("Pocono")

The Company has guaranteed indebtedness of Pocono to PNC Bank and the Pennsylvania Industrial Development Authority aggregating approximately $3,266 as at December 31, 1996. Such indebtedness arose in connection with Pocono's original acquisition and construction of manufacturing premises which Huxley occupied in June 1995 and additional construction in 1996. The related loan agreement requires rental payments from Huxley to Pocono in amounts equal to Pocono's monthly aggregate principal and interest payments which commenced in 1996. Total aggregate payments in 1996 on the indebtedness of Pocono was approximately $325. As at December 31, 1996, definitive financing and leasing arrangements with respect to the premises are subject to future negotiations.

Total rent expense for the year ended December 31, 1996 was $388. The expense includes $325 of rent payments to Pocono.

NOTE L--SUBSEQUENT EVENTS

The Company's shareholders have signed a letter of understanding to proceed with negotiation of a definitive agreement to exchange their common stock interest in the Company for shares of common stock of an acquiring company. The exchange of stock is subject to full legal and financial due diligence review by the acquiring company. The letter may be terminated by either party in the event the proposed acquisition has not been completed by April 25, 1997.

                                                           Exhibit 1

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

Shareholders and Board of Directors
 Mail Boxes Etc.

We have audited the accompanying consolidated balance sheets of Mail Boxes Etc. as of April 30, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended April 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mail Boxes Etc. at April 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 1996, in conformity with generally accepted accounting principles.

                                            Ernst & Young LLP
San Diego, California
June 4, 1996

                               Mail Boxes Etc.
                        Consolidated Balance Sheets
                    (In thousands, except share amounts)

                                                                                                    April 30,
                                                                                               --------------------
Assets                                                                                           1996       1995
---------------------------------------------------------------------------------------------  ---------  ---------
Current Assets: Cash and cash equivalents                                                      $   1,416  $     391
      Restricted cash--franchisee deposits                                                         2,073      1,614
      Short-term investments                                                                      21,825     10,037
      Accounts receivable, net of allowance for doubtful accounts of $1,507 and $1,212, at
        April 30, 1996 and 1995, respectively                                                      6,799      6,723
      Receivable from National Media Fund                                                            770      1,600
      Inventories                                                                                    544        983
      Current portion of notes receivable                                                          6,756      6,065
      Current portion of net investment in sales-type and direct financing leases                  2,414      2,489
      Deferred income taxes                                                                        1,846      1,454
      Re-acquired area and center rights held for resale                                             638      1,016
      Other                                                                                        1,063      1,005
                                                                                               ---------  ---------
          Total current assets                                                                    46,144     33,377
Notes receivable, net                                                                             10,831     11,429
Net investment in sales-type and direct financing leases                                           7,518      8,840
Property and equipment:
      Land                                                                                         1,200      1,200
      Building and improvements                                                                    4,201      4,178
      Office furniture and equipment                                                               4,018      3,486
      Vehicles                                                                                       209        195
                                                                                               ---------  ---------
       Total property and equipment                                                                9,628      9,059
       Less accumulated depreciation and amortization                                              4,247      3,444
                                                                                               ---------  ---------
       Net property and equipment                                                                  5,381      5,615
Excess of cost over assets acquired, net of accumulated amortization of $549 and $492 at
  April 30, 1996 and 1995, respectively                                                              441        498
Re-acquired area rights, net of accumulated amortization of $240 and $79 at April 30, 1996
  and 1995, respectively                                                                           3,240      3,031
Deferred income taxes                                                                              1,307        651
Other assets                                                                                         904        853
                                                                                               ---------  ---------
      Total assets                                                                             $  75,766  $  64,294
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Liabilities and Shareholders' Equity
Current Liabilities:
      Accounts payable                                                                         $   2,096  $   1,151
      Franchisee deposits                                                                          2,619      2,153
      Royalties, referrals and commissions payable                                                 2,515      2,449
      Accrued employee expenses and related taxes                                                  1,963      1,463
      Other accrued expenses                                                                       2,012      1,174
      Income taxes payable                                                                           838        717
      Current maturities of long-term debt                                                           958      1,705
                                                                                               ---------  ---------
          Total current liabilities                                                               13,001     10,812
Long-term debt, net of current maturities                                                          1,402      1,337
Commitments and contingencies
Shareholders' equity:
      Preferred stock, no par value, 10,000,000 shares authorized, with none issued and
        outstanding                                                                                   --         --
      Common stock, no par value, 40,000,000 shares authorized, with 11,139,698 and
        11,058,387 shares issued outstanding at April 30, 1996 and 1995, respectively             14,944     14,455
      Retained earnings                                                                           46,419     37,690
                                                                                               ---------  ---------
          Total shareholders' equity                                                              61,363     52,145
                                                                                               ---------  ---------
          Total liabilities and shareholders' equity                                           $  75,766  $  64,294
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                                            See accompanying notes

                                Mail Boxes Etc.
                     Consolidated Statements of Income
                   (In thousands, except per share data)

                                                                                    FISCAL YEARS ENDED APRIL 30,
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
Revenue:
        Royalty and marketing fees                                                 $  30,947  $  24,673  $  19,972
        Franchise fees                                                                 8,557      8,670      7,837
        Sales of supplies and equipment                                               10,839     10,020     10,820
        Interest income on leases and other                                            6,975      5,424      3,972
        Company centers                                                                1,789      1,564      1,059
                                                                                   ---------  ---------  ---------
          Total revenue                                                               59,107     50,351     43,660
Cost and Expenses:
        Franchise operations                                                          14,881     12,506     10,480
        Franchise development                                                          5,883      5,090      3,896
        Cost of supplies and equipment sold                                            8,465      7,915      8,914
        Marketing                                                                      4,068      4,630      3,713
        General and administrative                                                    10,293      7,878      6,105
        Company centers                                                                1,842      1,598      1,026
                                                                                   ---------  ---------  ---------
          Total cost and expenses                                                     45,432     39,617     34,134
                                                                                   ---------  ---------  ---------
Operating income                                                                      13,675     10,734      9,526
Interest on investments and other                                                        674        447        642
                                                                                   ---------  ---------  ---------
Income before provision for income taxes                                              14,349     11,181     10,168
Provision for income taxes                                                             5,620      4,411      4,136
                                                                                   ---------  ---------  ---------
        Net income                                                                 $   8,729  $   6,770  $   6,032
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Net income per common share                                                        $    0.77  $    0.60  $    0.49
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Weighted average common and common equivalent shares outstanding                      11,403     11,357     12,433
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------


                                  See accompanying notes

      -
                                Mail Boxes Etc.
                Consolidated Statements of Shareholders' Equity
                                (In thousands)

                                                                             Common stock
                                                                         --------------------  Retained
                                                                          Shares     Amount    Earnings     Total
                                                                         ---------  ---------  ---------  ---------
Balance, April 30, 1993                                                     12,267  $  24,620  $  24,888  $  49,508
Exercise of employee stock options                                              72        429                   429
Common stock repurchased                                                      (770)    (6,317)               (6,317)
Income tax benefit from stock option activity                                             463                   463
Net income                                                                                         6,032      6,032
                                                                         ---------  ---------  ---------  ---------
Balance, April 30, 1994                                                     11,569     19,195     30,920     50,115
Exercise of employee stock options and other                                   146        928                   928
Common stock repurchased                                                      (657)    (5,681)               (5,681)
Income tax benefit from stock option activity                                              13                    13
Net income                                                                                         6,770      6,770
                                                                         ---------  ---------  ---------  ---------
Balance, April 30, 1995                                                     11,058     14,455     37,690     52,145
Exercise of employee
  stock options and other                                                      221      2,135                 2,135
Common stock repurchased                                                      (140)    (1,922)               (1,922)
Income tax benefit from stock option activity                                             276                   276
Net income                                                                                         8,729      8,729
                                                                         ---------  ---------  ---------  ---------
Balance, April 30, 1996                                                     11,139  $  14,944  $  46,419  $  61,363
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------



                                  See accompanying notes

                                Mail Boxes Etc.
                      Consolidated Statements of Cash flows
                                 (In thousands)

                                                                                            Fiscal Years Ended ApriL 30,
                                                                                           -------------------------------
                                                                                             1996       1995       1994
                                                                                           ---------  ---------  ---------
Operating Activities:
        Net income                                                                         $   8,729  $   6,770  $   6,032
        Adjustments to reconcile net
         income to net cash provided
         from (used in) operating
          activities:
          Depreciation and amortization                                                        1,030      1,024      1,054
          Gain on sale of equipment under sales type lease agreements                           (558)      (681)      (965)
          Increase in allowance for bad debts                                                    880      1,236        658
          Loss on retirement of fixed assets                                                       4        122         22
          Deferred income taxes                                                               (1,054)    (1,023)      (843)
        Changes in assets and liabilities:
          Restricted cash                                                                       (459)      (252)       624
          Accounts and notes receivable                                                       (1,049)    (7,386)    (4,772)
          Receivable from National Media Fund                                                    830     (1,600)        --
          Assets leased to franchisees and inventories                                        (1,235)    (1,999)    (3,689)
          Re-acquired area and center rights held for resale                                     378        261       (427)
          Other current assets                                                                   (58)       421       (724)
          Other assets                                                                           152        173       (206)
          Accounts payable                                                                       945        419       (295)
          Franchisee deposits                                                                    466        747       (630)
          Royalties, referrals and commissions payable                                            66        610        160
          Accrued employee expenses and related taxes                                            500        697       (173)
          Other accrued expenses                                                                 838        821         17
          Income taxes payable                                                                   397        730       (189)
                                                                                           ---------  ---------  ---------
        Net cash flows provided
         from (used in)
         operating activities                                                                 10,802      1,090     (4,346)
Investing Activities:
        Net change in short-term investments                                                 (11,773)       389      5,685
        Additions to property and equipment                                                     (472)      (477)      (438)
        Principal payments received on sales-type leases                                       3,628      3,223      3,893
        Re-acquired area rights                                                                 (185)      (887)        --
                                                                                           ---------  ---------  ---------
                Net cash flows provided
                 from (used in) investing activities                                          (8,802)     2,248      9,140

         Financing Activities:
        Borrowing under line of credit                                                         3,720      3,800         --
        Repayments under line of credit                                                       (4,550)    (2,200)        --
        Repayments on notes payable                                                             (146)       (54)        --
        Repurchase of common shares                                                           (1,922)    (5,681)    (6,317)
        Proceeds from the issuance of common stock                                             1,923        937        429
                                                                                           ---------  ---------  ---------
        Net cash flows used in financing activities                                             (975)    (3,198)    (5,888)
                                                                                           ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents                                               1,025        140     (1,094)
Cash and cash equivalents at beginning
  of year                                                                                        391        251      1,345
                                                                                           ---------  ---------  ---------
Cash and cash equivalents at end of year                                                   $   1,416  $     391  $     251
                                                                                           ---------  ---------  ---------
Supplemental Disclosures of
    Cash Flow Information:
        Cash paid during the year for income taxes                                         $   6,348  $   5,479  $   5,965
    Interest expense                                                                             155         98         32
Supplemental Schedule of Non-Cash and Financing Activities
 Equipment sold under sales-type leases                                                    $   2,232  $   2,724  $   4,596
        Cost of equipment sold under sales-type leases                                         1,674      2,043      3,631
        Notes payable issued in connection with re-acquired area rights                          185      1,495         --
        Accounts and notes forgiven in connection with re-acquired area rights                    --           468      --
        Exchange of area rights                                                                   --            260     --

                           See accompanying notes

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

    Mail Boxes Etc. ("MBE" or "the Company") was incorporated in November, 1983, as a California corporation. It operates domestically through one wholly-owned subsidiary, Mail Boxes Etc. USA, Inc. This subsidiary grants territorial franchise rights for the operation or sale of service centers specializing in postal, packaging, business and communication services. The purchase price paid by the Company to acquire this subsidiary exceeded the subsidiary's net assets by $858 thousand; the excess is being amortized on the straight-line method over 20 years.

    The Company acquired a majority interest in the master license for the United Kingdom during FY96. Subsequent to the end of the year MBE acquired the remaining interest in the United Kingdom. All accounts of this foreign subsidiary have been measured using U.S. dollars as the functional currency. The gains and losses arising from the measurement of the foreign subsidiary's account have not been significant.

    The Company provides franchisees with a system of business training, advice regarding site location, marketing, advertising programs and management support designed to assist the franchisee in opening and operating MBE Centers.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

REVENUE RECOGNITION

    The Company enters into area and individual franchise agreements in the United States and master license agreements in other countries. Area franchise agreements grant the area franchisee the exclusive right to market individual franchise centers for the Company in the area franchisee's territory. The area franchisee generally receives a commission on individual franchises sold as well as a share of future royalties earned by the Company from centers in the area franchisee's territory. Individual franchise agreements grant the individual franchisee the exclusive right to open and operate a franchise center in the individual franchisee's territory.

    Franchise fee revenue is recognized upon completion of all significant initial services provided to the franchisee, area franchisee or master licensee and upon satisfaction of all material conditions of the franchise agreement, area franchise agreement or master license.

    For individual franchise sales, the significant initial obligations that must be completed before any revenue is recognized are: the site is located, a store lease is in place, the franchise agreement has been signed, the store design and layout is complete, all manuals and systems have been provided, and training at MBE is completed.

    For area franchise sales, the significant initial obligations that must be completed before any revenue is recognized are: all operating manuals are provided, training is completed and a pilot center is opened. For master license agreements, the significant initial obligations that must be completed before any revenue is recognized are: all operating manuals are provided and training is completed.

    Revenue is recognized using the installment method when the revenue is collectable over an extended period and no reasonable basis exists for estimating collectibility.

    On a monthly basis, all individual franchisees are required to pay royalty and marketing fees to the Company based upon a percentage of each franchisee's sales (as defined). Such fees are recognized as revenue based upon reported or estimated sales activity by the franchisees. Revenue from sales of supplies and equipment is recognized when orders are shipped, or the lease is completed, whichever is later.

    In FY95, the National Media Fund was created to administer national advertising programs. The National Media Fund is managed by a committee of area franchisees, individual franchisees and MBE. Certain advertising fees, based on franchisees' sales (as defined), are collected by the Company for the National Media Fund. Such advertising fees are not included in the accompanying financial statements. As of April 30, 1996, the Company had advanced $770 thousand to the National Media Fund to fund certain national advertising programs. These advances, including interest, are to be repaid to the Company during FY97 based on the collection of the advertising fees and availability of funds.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers cash equivalents to be those instruments which have original maturities of three months or less.

    In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective for fiscal years beginning after December 15, 1993. The Company adopted the new standard beginning May 1, 1994. The cumulative effect of the adoption of Statement No. 115 was immaterial. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities for which the Company does not have the intent or the ability to hold to maturity are classified as available for sale along with the Company's investments in equity securities.

    Securities classified as available for sale are carried at fair value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. At April 30, 1996, the Company had no investments that were classified as trading or held to maturity as defined by Statement No. 115.

    Realized gains and losses are included in interest income. The cost of securities sold is based on the specific identification method. Interest on securities classified as available for sale is included in interest income.

    The following is a summary of cash and the estimated fair value of available for sale securities by balance sheet classification at April 30, 1996:

Cash and cash equivalents (In thousands):
Cash                                                                 $   1,339
Money market fund                                                           77
Short-term investments (In thousands):
U.S. Government guaranteed securities                                    4,000
Mutual fund preferred equity securities                                 17,825
                                                                     ---------
Total cash, cash equivalents and short-term investments              $  23,241
                                                                     ---------
                                                                     ---------

    The estimated fair value of each investment approximates the amortized cost, and therefore, there are no unrealized gains or losses as of April 30, 1996.

    "Restricted cash-franchisee deposits" is the amount that prospective franchisees have deposited into a separate account managed by MBE. When all of the requirements for recognizing revenue for an individual, area or master license sale are completed (see the "Revenue Recognition" section of Note 1), then the deposit amount is transferred from this separate account into MBE's regular account and the revenue from the sale is recognized. If MBE's obligations are not completed then these deposits are usually refundable. The account, "Franchisee deposits", in the liability section of the balance sheet includes the restricted cash deposit amount plus any other monies deposited with MBE by its franchisees. These amounts are either not refundable or they are not related to a sale.

CONCENTRATION OF CREDIT RISK

    The Company invests its excess cash in debt and equity instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that attempt to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any significant losses on its cash equivalents or short-term investments.

    Receivables from franchisees include trade receivables, lease receivables and notes receivable. Credit is extended based on an evaluation of the franchisee's financial condition. Sales-type and direct financing leases are collateralized by the leased equipment and fixtures.

    Trade receivables are not collateralized. However, the center ownership transfer process requires that amounts owed be paid when a center is transferred.

    Notes receivable from area franchisees and master licensees are collateralized by the area rights or master license rights, respectively. Credit losses are provided for in the financial statements.

ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of resources and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

    Inventories consist of supplies and equipment held for resale to franchisees and equipment held for lease. Inventories are recorded at the lower of cost (first-in, first-out method) or market.

RE-ACQUIRED INDIVIDUAL AND AREA FRANCHISE RIGHTS

    The Company repurchases franchise rights for two primary reasons. The Company may repurchase area rights with the intention of developing a better support system and then reselling the areas within a short period of time. The Company may acquire individual center rights to upgrade the center and then resell it within a short period of time. The Company had an investment of approximately $638 thousand and $1.0 million in such individual and area rights at April 30, 1996 and 1995, respectively. The Company may also repurchase the area rights with the primary intention of retaining the royalties normally shared with the former area franchisees and maintaining such rights as long-term investments. The area repurchases have been accounted for as purchases as opposed to pooling transactions. The Company records these area repurchases at cost less accumulated amortization. Periodically the Company assesses the fair value of these areas based on estimated cash flows to determine if an impairment in the value has occurred and an adjustment is necessary. As of April 30, 1996 no adjustment is necessary. The Company had an investment of $3.2 million in such area rights at April 30, 1996. Area franchise rights held as long-term investments are amortized over a period of 20 years.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Building                                                       31.5 years
                                                               12.5-31.5
Building improvements                                          years
Office furniture and equipment                                 3-5 years
Vehicles                                                       3 years

NEW ACCOUNTING STANDARDS

    During 1995, Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock Based Compensation." The statement allows companies to measure compensation cost in connection with employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method, which generally does not result in compensation expense. The Company plans to continue using the intrinsic value based method.

    During FY96, the Company adopted SFAS No. 121, Accounting for the Impairment of Long--Lived Assets. The effect of the adoption of SFAS 121 was not material.

NET INCOME PER COMMON SHARE

    Earnings per share are based on the weighted average number of common shares and common share equivalents (stock options) outstanding during the period.

INCOME TAXES

    The Company accounts for income taxes pursuant to Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes."

2. NOTES RECEIVABLE

    Notes receivable consist of the following at April 30:

                                                                            1996       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Notes with interest rates ranging from 8%-14%, from individual
  franchisees, due at varying dates through 2004.                         $  11,170  $  10,220
Notes with interest rates ranging from 8%-14%, from area franchisees,
  due at varying dates through 2004.                                          6,611      6,220
Notes with interest rates ranging from 8.5%--11.75%, from master
  licensees, due at varying dates through 2001.                               1,806      2,469
                                                                          ---------  ---------
                                                                             19,587     18,909
Less portion due within one year                                             (6,756)    (6,065)
Less allowance for uncollectible notes                                       (2,000)    (1,415)
                                                                          ---------  ---------
                                                                          $  10,831  $  11,429
                                                                          ---------  ---------
                                                                          ---------  ---------
Interest earned for the fiscal year ended April 30:                       $   2,041  $   1,537
                                                                          ---------  ---------
                                                                          ---------  ---------

    Scheduled principal maturities for notes receivable as of April 30, 1996, are as follows (in thousands): 1997--$6,756; 1998--$3,838; 1999--$3,188;
2000--$2,321; 2001--$1,566 and thereafter -$1,918.

    At April 30, 1996, the Company is obligated to fund approximately $350 thousand under certain financing programs offered to franchisees.

3.NET INVESTMENT SALES -TYPE AND DIRECT FINANCING LEASES

    The Company leases various types of office and computer equipment to franchisees under three to eight-year lease agreements. The following summarizes the components of the net investment in sales-type and direct financing leases at April, 30:

                                                                            1996       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Total minimum lease payments to be received                               $  13,241  $  15,429
Less unearned income                                                         (3,309)    (4,100)
                                                                          ---------  ---------
Net investment in sales-type and direct financing leases                      9,932     11,329
Less portion due within one year                                             (2,414)    (2,489)
                                                                          ---------  ---------
                                                                          $   7,518  $   8,840
                                                                          ---------  ---------
                                                                          ---------  ---------
Interest earned for the fiscal year ended April 30:                       $   1,420  $   1,525
                                                                          ---------  ---------
                                                                          ---------  ---------

    Annual minimum lease payments subsequent to April 30, 1996, are as follows (in thousands): 1997-- $3,608; 1998--$3,176; 1999 -$2,506; 2000--$1,759;
2001--$1,122; and thereafter--$1,070.

4. DEBT

    The Company has a line of credit with a bank which allows maximum borrowings of $7 million. As of April 30, 1996, $0.8 million has been borrowed and $6.2 million is available for borrowing under the line of credit.

    The line of credit is unsecured and bears interest at a rate based on LIBOR plus certain basis points (6.61% at April 30, 1996). The agreement expires on September 1, 1998, at which time all outstanding borrowing can be converted to a three-year term loan, which would be payable in equal monthly installments. The line of credit agreement contains various covenants, including limitations on additional indebtedness and maintaining certain financial ratios.

5. NOTES PAYABLE

    Long-term debt consists of notes payable to former area franchisees in connection with the repurchase of area franchise rights. Payments are made in monthly installments of $23 thousand including interest at 8% to 8.5% per annum. Included in notes payable is $816 thousand payable to a former area franchisee. Aggregate principal maturities on notes payable at April 30, 1996 are as follows (in thousands): 1997--$162; 1998--$176; 1999--$174;
2000--$154; 2001-- $167; and thereafter--$670.

6. INCOME TAXES

    The provision for income taxes consists of the following for each of the years ended April 30:

                                          (IN THOUSANDS)
                                 -------------------------------
                                     1996       1995       1994
                                  ---------  ---------  ---------
Current:
            Federal               $   5,324  $   4,352  $   3,841
            State                     1,344      1,088      1,138
                                  ---------  ---------  ---------
                                      6,668      5,440      4,979
Deferred:
            Federal                    (913)      (890)      (732)
            State                      (135)      (139)      (111)
                                  ---------  ---------  ---------
                                     (1,048)    (1,029)      (843)
                                  ---------  ---------  ---------
                                  $   5,620  $   4,411  $   4,136
                                  ---------  ---------  ---------
                                  ---------  ---------  ---------

    The Company has derived tax deductions measured by the excess of the market value over the option price at the date employee stock options were exercised. The cumulative related tax benefit of approximately $752 thousand has been credited to common stock.

    Significant components of the Company's deferred tax assets for federal and state income taxes as of April 30 are:

DEFERRED TAX ASSETS:
                                      1996       1995       1994
                                            (IN THOUSANDS)
                                   -------------------------------
Valuation reserves                 $   2,646  $   1,679  $     628
State taxes                              339        295        352
Deferred compensation                    168        131         96
                                   ---------  ---------  ---------
Total deferred tax assets          $   3,153  $   2,105  $   1,076
                                   ---------  ---------  ---------
                                   ---------  ---------  ---------

    A reconciliation between the amount of tax computed by multiplying income before taxes by the applicable statutory rates and the amount of reported taxes is as follows:

                                                  1996       1995       1994
                                                ---------  ---------  ---------
Statutory rate                                  35.0%      34.0%      34.0%
State tax, net of federal tax benefit            5.5%       5.6%       6.5%
Other                                           (1.3%)     (0.1%)      0.2%
                                                -----      -----      -----
                                                39.2%      39.5%      40.7%
                                                -----      -----      -----
                                                -----      -----      -----

7. STOCK OPTIONS

    The Company has granted options to directors, officers and key employees under stock option plans to purchase shares of the Company's common stock.

    Options are generally granted at prices equal to the fair market value of the shares at the date of grant and are generally exercisable in equal increments over three to five years, commencing one year after the date of grant. At April 30, 1996, 394 thousand options were exercisable and the Company had nearly 3.0 million shares available for future grant under the stock option plan for employees and 160 thousand shares available for future grant under the stock option plans for outside directors. Transactions under the stock option plans during FY96, FY95 and FY94 are summarized as follows:

                                                                                                        PRICE PER
                                                                                  NUMBER OF SHARES        SHARE
                                                                                 -------------------  --------------
                                                                                           (IN THOUSANDS)
Outstanding at April 30, 1993                                                               768        $ 2.91-20.50
Granted                                                                                     227         10.50-12.75
Exercised                                                                                   (72)         2.91- 9.43
Cancelled                                                                                   (76)         7.03-13.75
                                                                                          -----       --------------
Outstanding at April 30, 1994                                                               847          4.13-20.50
Granted                                                                                     258          6.81- 9.88
Exercised                                                                                  (146)         4.13- 7.74
Cancelled                                                                                   (45)         6.81-13.75
                                                                                          -----       --------------
Outstanding at April 30, 1995                                                               914          4.13-20.50
Granted                                                                                     441          8.25-18.88
Exercised                                                                                  (221)         4.13-13.75
Cancelled                                                                                   (21)         9.44-13.75
                                                                                          -----       --------------
Outstanding at April 30, 1996                                                             1,113        $ 4.13-20.50
                                                                                          -----       --------------
                                                                                          -----       --------------

8. FRANCHISE FEES

    Franchise fees consist of the following for each of the years ended April
30:

                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------
                                                                                               (IN THOUSANDS)
Individual franchises                                                                  $   6,397  $   6,774  $   6,310
Area franchises                                                                              292         58        218
Master licenses & international fees                                                         957      1,170      1,142
Transfer and renewal fees                                                                    911        668        167
                                                                                       ---------  ---------  ---------
                                                                                       $   8,557  $   8,670  $   7,837
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

9. ROYALTY EXPENSES

    Royalties shared with area franchisees are included in franchise operations in the accompanying consolidated statements of income and are as follows (in thousands): 1996--$11,686; 1995--$9,689; and 1994--$8,126.

10. EMPLOYEE BENEFIT PLANS

    In November 1988, the Company adopted an amended and restated Stock Purchase and Salary Savings Plan (Plan) covering substantially all employees that have been employed for at least six months and meet other age and eligibility requirements. Employees may contribute up to ten percent of compensation per year (subject to a maximum limit by federal tax law) into various funds.

    Profit sharing contributions by the Company to the Plan are made at the discretion of the Board of Directors and were $450 thousand, $420 thousand and $120 thousand for the years ended April 30, 1996, 1995 and 1994, respectively. At the discretion of the Board of Directors, the Company may also make annual matching contributions to the Plan. Matching contributions for 1996, 1995 and 1994 were equal to 50% of the employee's contributions.

    The Company has entered into an employment agreement with its chief executive officer, under which the Company agreed to obtain a split dollar life insurance policy for his benefit. The Company contributed $100 thousand in both FY96 and FY95, towards the funding of this policy. The Company has retained an equity interest in this policy equal to the extent of its contributions. Consequently, there is no effect on the Company's earnings as a result of these contributions. Contributions after FY96 will be determined annually by the Board of Directors.

11. LITIGATION

    The Company has become subject to various lawsuits and claims from its franchisees and former employees in the course of conducting its business. While the Company intends to vigorously defend these actions, management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of all pending litigation. It is possible that the Company's results of operations in a particular quarter or annual period could be materially adversely affected by an ultimate unfavorable outcome of certain pending litigation. Management believes, however, that the ultimate outcome of all pending litigation should not have a material adverse effect on the Company's financial position or liquidity.

12. RELATED PARTY TRANSACTIONS

    A significant portion of the franchisees' revenues is generated by UPS services. The Company receives royalty revenue based on revenues earned by the franchisees. The Company recognized royalty and marketing fee revenues generated from UPS services of $9.3 million, $7.4 million and $5.9 million for the years ended April 30, 1996, 1995, and 1994, respectively.

13. QUARTERLY INFORMATION (UNAUDITED)

    The following quarterly information includes all adjustments which management considers necessary for a fair statement of such information. For interim quarterly financial statements, the provision for income taxes is estimated using the best available information for projected results for the entire year (in thousands, except for per share data).

FY96                                                                      FIRST     SECOND      THIRD     FOURTH
----------------------------------------------------------------------  ---------  ---------  ---------  ---------
Total revenues                                                          $  12,937  $  15,240  $  16,329  $  15,275
Total cost and expenses                                                    10,279     11,804     11,870     11,479
Provision for income taxes                                                  1,036      1,345      1,751      1,488
Net income                                                                  1,622      2,091      2,708      2,308
Earnings per share                                                            .14        .18        .24        .20

FY95                                                                       FIRST     SECOND      THIRD     FOURTH
-----------------------------------------------------------------------  ---------  ---------  ---------  ---------
Total revenues                                                           $   9,845  $  12,900  $  14,837  $  13,216
Total cost and expenses                                                      7,963     10,225     11,087     10,342
Provision for income taxes                                                     768      1,088      1,434      1,121
Net income                                                                   1,114      1,587      2,316      1,753
Earnings per share                                                             .10        .14        .20        .16

                                MAIL BOXES ETC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                        JANUARY 31,    APRIL
                                                                           1997          30
                                                                        (UNAUDITED)     1996
                                                                        ---------  -----------
                                           ASSETS
Current Assets:
 Cash and cash equivalents                                              $   4,659   $   1,416
 Restricted cash--franchisee deposits                                       1,726       2,073
 Short-term investments                                                    25,386      21,825
 Accounts receivable, net                                                   6,105       6,799
 Receivable from National Media Fund                                       --             770
 Inventories                                                                  698         544
 Current portion of notes receivable                                        7,109       6,756
 Current portion of net investment in sales-type and direct financing
   leases                                                                   2,349       2,414
 Deferred income taxes                                                      1,846       1,846
 Re-acquired area and center rights held for resale                           784         638
 Other current assets                                                       1,143       1,063
                                                                        ---------  -----------
  Total current assets                                                     51,805      46,144


 Notes receivable, net                                                     10,601      10,831
 Net investment in sales-type and direct financing leases                   6,449       7,518
 Property and equipment, net                                                5,110       5,381
 Excess of cost over assets acquired, net                                     398         441
 Re-acquired area rights                                                    6,530       3,240
 Deferred income taxes                                                      1,307       1,307
 Other assets                                                               1,017         904
                                                                        ---------  -----------
  Total assets                                                          $  83,217   $  75,766
                                                                        ---------  -----------
                                                                        ---------  -----------
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable                                                       $   1,104   $   2,096
 Franchisee deposits                                                        2,308       2,619
 Royalties, referrals and commissions payable                               3,647       2,515
 Accrued employee expenses and related taxes                                1,620       1,963
 Other accrued expenses                                                     1,731       2,012
 Income taxes payable                                                         847         838
 Current maturities of debt and notes payable                                 430         958
                                                                        ---------  -----------
  Total current liabilities                                                11,687      13,001


Long-term debt, net of current maturities                                   4,023       1,402
Shareholders' equity:
 Preferred stock, no par value, 10,000,000 shares authorized,
   with none issued and outstanding                                        --          --
 Common stock, no par value, 40,000,000 shares authorized, with
   11,264,878 and 11,139,698 shares issued outstanding at January 31,
   1997 and April 30, 1996, respectively                                   15,931      14,944
Retained earnings                                                          51,576      46,419
                                                                        ---------  -----------
Total shareholders' equity                                                 67,507      61,363
                                                                        ---------  -----------
Total liabilities and shareholders' equity                              $  83,217   $  75,766
                                                                        ---------  -----------
                                                                        ---------  -----------

    See accompanying notes.

                                MAIL BOXES ETC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    (Unaudited)

                                                                         THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                        --------------------  --------------------
                                                                        01/31/97   01/31/96   01/31/97   01/31/96
                                                                        ---------  ---------  ---------  ---------
Revenue:
        Royalty and marketing fees                                      $  11,063  $  10,088  $  26,648  $  23,390
        Franchise fees                                                      2,211      1,871      6,742      6,293
        Sales of supplies and equipment                                     3,049      2,163      9,978      8,048
        Interest income on leases and other                                 2,190      1,584      6,341      4,947
        Company centers                                                       325        458        956      1,387
                                                                        ---------  ---------  ---------  ---------
        Total revenues                                                     18,838     16,164     50,665     44,065
Cost and Expenses:
        Franchise operations                                                5,521      4,871     14,010     11,370
        Franchise development                                               1,392      1,150      4,345      3,902
        Cost of supplies and equipment sold                                 2,273      1,619      7,462      6,426
        Marketing                                                           1,452        907      4,513      3,081
        General and administrative                                          2,246      2,843      6,587      7,747
        Company centers                                                       320        480      1,001      1,426
        Litigation settlement expenses                                     --         --          5,000     --
                                                                        ---------  ---------  ---------  ---------
            Total cost and expenses                                        13,204     11,870     42,918     33,952
Operating Income                                                            5,634      4,294      7,747     10,113
Interest on investments and other                                             233        165        709        441
                                                                        ---------  ---------  ---------  ---------
Income before provision for income taxes                                    5,867      4,459      8,456     10,554
Provision for income taxes                                                  2,310      1,751      3,299      4,132
                                                                        ---------  ---------  ---------  ---------
        Net income                                                      $   3,557  $   2,708  $   5,157  $   6,422
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
        Net income per common share:                                    $     .30  $     .24  $     .44  $     .56
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Weighted average common and common equivalent shares outstanding           11,798     11,495     11,782     11,410
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

    See accompanying notes.

                                MAIL BOXES ETC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (In thousands)
                                  (Unaudited)

                                                                                                NINE MONTHS ENDED
                                                                                                JANUARY 31,
                                                                                               --------------------
                                                                                              1997          1996
                                                                                            ---------     ---------
Operating Activities:
  Net income                                                                                   $5,157     $   6,422
    Adjustments to reconcile net income to net cash provided from (used in) operating activities:
      Depreciation and amortization                                                               805        769
      Gain on sale of equipment under sales-type lease agreements                                (361)      (437)
    Changes in assets and liabilities:
      Restricted cash                                                                             347        234
      Accounts and notes receivable                                                               466     (1,026)
      Receivable from National Media Fund                                                         770     (1,220)
      Assets leased to franchisees and inventories                                             (1,362)    (1,082)
      Re-acquired area and center rights                                                          (46)       526
      Other current assets                                                                        (80)        72
      Other assets                                                                                (316)      (145)
      Accounts payable                                                                            (992)       796
      Franchisee deposits                                                                         (311)      (123)
      Royalties, referrals and commissions payable                                               1,132      1,178
      Accrued employee expenses and related taxes                                                 (343)       166
      Other accrued expenses and litigation                                                       (188)       829
      Income taxes payable                                                                           9       (227)
                                                                                               ---------  ---------
          Net cash flows provided from operating activities                                      4,687      6,732
Investing Activities:
      Net change in short-term investments                                                      (3,561)    (5,074)
      Additions to property and equipment                                                         (307)      (246)
      Principal payments received on sales-type leases                                           2,703      2,815
      Re-acquired area rights                                                                     (439)      (135)
                                                                                               ---------  ---------
          Net cash flows used in investment activities                                          (1,604)    (2,640)
Financing Activities:
      Borrowings under revolving loan                                                             930       3,520
      Repayments under revolving loan                                                          (1,700)     (2,300)
      Repayments on notes payable                                                                (260)       (103)
      Repurchase of common shares                                                                (283)     (1,129)
      Proceeds from the issuance of common shares                                               1,473         997
                                                                                               ---------  ---------
          Net cash flows provided from financing activities                                       160         985
Increase in cash and cash equivalents                                                            3,243      5,077
Cash and cash equivalents at beginning of period                                                 1,416        391
                                                                                               ---------  ---------
Cash and cash equivalents at end of period                                                       $4,659   $ 5,468
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Supplemental Disclosure for Cash Flow Information:
      Cash paid during the period for income taxes                                               $3,351     $ 4,737
      Interest                                                                                      171         118
Supplemental Schedule with Non-Cash Investment and Financing

Activities:
      Equipment sold under sales-type agreements                                                 $1,568     $ 1,821
      Additions to debt for acquisition of equipment                                              --            109
      Additions to debt for acquisition of Area rights                                            1,343         --

    See accompanying notes.

                                MAIL BOXES ETC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ITEM 1.BASIS OF PRESENTATION:

    Note 1.Presentation

    The condensed consolidated balance sheet as of January 31, 1997, the condensed consolidated statements of operations for the three-month periods and nine-month periods ended January 31, 1997 and 1996, and the condensed consolidated statements of cash flows for the nine-month periods then ended have been prepared by Mail Boxes Etc. (the "Company") without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows have been made.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In addition, certain Risk Factors may also impact future financial reports. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the 1996 Annual Report on Form 10-K, as well as the Risk Factors discussed in the Form 10-K report. The results of operations for the quarter and the nine months ended January 31, 1997 are not necessarily indicative of the operating results for the full year.

    Certain reclassifications have been made to prior period balances to conform to current period presentations.

    Note 2.Litigation

    On November 6, 1996, the Company entered into a comprehensive settlement of various lawsuits and claims made by certain franchisees in several lawsuits being pursued in San Diego County Superior Court.

    Under the settlement agreement, the Company agreed to pay $4 million in cash and deliver an aggregate amount of 39,080 shares of its common stock over a period of two years. This settlement expense is reflected in the Company's financial results for the second quarter ended October 31, 1996, by establishing a $5 million reserve.

    The Company is still involved in various other lawsuits and potential claims from its franchisees and employees which arise in the ordinary course of the Company's business. While the Company cannot predict the outcome of all other matters, management does not believe that the disposition of these other matters will have a material adverse effect on the Company's results of operations or financial position.